                           ASSET PURCHASE AGREEMENT


                                 by and among

                      Stony Point Learning Center, Inc.
                             School's Out, Inc.,
                        Cascades Childcare, Inc., and
                          Pump Road Child Care, Inc.

                                 as sellers,

                                     and

                         Linda Nash and Stephen Nash,

                         as shareholders of sellers,


                                     and

                       Nobel Education Dynamics, Inc.,

                                   as Buyer


                                 dated as of

                               February 2, 1996

                              TABLE OF CONTENTS

                                                                           Page
1.   THE TRANSACTION......................................................... 1
     1.1      Sale and Purchase of Purchased Assets.......................... 1
     1.2      Responsibility for Liabilities................................. 3
     1.3      Proration...................................................... 4
     1.4      Allocation..................................................... 4

2.   TIME AND PLACE OF CLOSING............................................... 5

3.   DELIVERIES AT CLOSING................................................... 5
     3.1      Seller Deliveries.............................................. 5
     3.2      Buyer Deliveries............................................... 6
     3.3      Other Actions at Closing....................................... 7

4.   EARN-OUT................................................................ 7
     4.1      Earn-Out Payment............................................... 7
     4.2      Calculation of Adjusted EBITDA................................. 7
     4.3      Audit Rights; Arbitration...................................... 8

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANIES......................... 9
     5.1      Organization; Authority........................................ 9
     5.2      Power and Authority............................................ 9
     5.3      Due Authorization; Binding Agreement........................... 9
     5.4      Capitalization................................................. 9
     5.5      Absence of Conflicting Agreements............................. 10
     5.6      Consents and Approvals........................................ 10
     5.7      Investments and Subsidiaries.................................. 10
     5.8      Compliance with Laws.......................................... 10
     5.9      Permits....................................................... 10
     5.10     Encumbrances Created by this Agreement........................ 11
     5.11     Judgments and Litigation...................................... 11
     5.12     Financial Statements.......................................... 11
     5.13     Tax Matters................................................... 12
     5.14     Absence of Certain Changes.................................... 13
     5.15     Title to and Condition of Assets, Properties, etc............. 14
     5.16     Real Property................................................. 14
     5.17     List of Properties, Contracts, etc............................ 14
     5.18     Contract Validity, Defaults, Notice/Consent................... 15
     5.19     Employees..................................................... 16
     5.20     Labor Matters................................................. 16
     5.21     Relationships................................................. 16
     5.22     Transactions with Related Parties............................. 16

     5.23     Non-Foreign Persons........................................... 17
     5.24     Employee Benefit Plans........................................ 17
     5.25     Environmental Protection...................................... 17
     5.26     Books and Records............................................. 18
     5.27     Intellectual Property......................................... 19
     5.28     No Child Abuse or Sexual Abuse................................ 19
     5.29     No Other Agreements........................................... 19
     5.30     Operation of Other Centers and Schools........................ 19
     5.31     Special Arrangements.......................................... 19
     5.32     Brokers....................................................... 19
     5.33     Disclosure.................................................... 20

6.   REPRESENTATIONS AND WARRANTIES OF ALL SHAREHOLDERS..................... 20
     6.1      Power and Authority........................................... 20
     6.2      Due Authorization; Binding Agreement.......................... 20
     6.3      Absence of Conflicting Agreements............................. 20
     6.4      Consents and Approvals........................................ 21

7.   REPRESENTATIONS AND WARRANTIES OF BUYER................................ 21
     7.1      Organization and Standing..................................... 21
     7.2      Power and Authority........................................... 21
     7.3      Due Authorization; Binding Agreement.......................... 21
     7.4      Absence of Conflicting Agreements............................. 21
     7.5      Consents...................................................... 22
     7.6      Capitalization................................................ 22
     7.7      Financial Condition........................................... 22
     7.8      Absence of Change............................................. 22
     7.9      Brokers....................................................... 22
     7.10     Disclosure.................................................... 23

8.   EMPLOYEES OF THE BUSINESS; EMPLOYEE BENEFITS........................... 23
     8.1      Employees of the Companies.................................... 23
     8.2      Employee Benefit and Bonus Claims............................. 23

9.   CERTAIN OBLIGATIONS AND AGREEMENTS OF PARTIES AFTER CLOSING............ 24
     9.1      Remittance of Payments........................................ 24
     9.2      Collection of Receivables..................................... 24
     9.3      Discharge of Liabilities...................................... 24
     9.4      Nondisclosure; Covenant Not To Compete........................ 24
     9.5      Access to Records............................................. 26
     9.6      Representation Letters........................................ 26
     9.7      Post-Closing Covenants of Buyer............................... 26

     9.8      Permits and Licenses.......................................... 27

10.  INDEMNIFICATION........................................................ 27
     10.1     Survival of Representations and Warranties.................... 27
     10.2     Indemnification by the Companies and Shareholders............. 27
     10.3     Indemnification by Buyer...................................... 28
     10.4     Procedures Relating to Indemnification........................ 28
     10.5     Limitation.................................................... 29
     10.6     Remedies Not Exclusive........................................ 30
     10.7     Costs and Expenses............................................ 30
     10.8     Right of Offset............................................... 30

11.  INVESTMENT REPRESENTATIONS AND COVENANTS OF SHAREHOLDERS............... 31

12.  REPRESENTATION OF SHAREHOLDERS BY COMPANIES' AGENT..................... 32
     12.1     Appointment of Companies' Agent............................... 32
     12.2     Successor Agent............................................... 33
     12.3     Shareholders' Actions......................................... 33

13.  MISCELLANEOUS.......................................................... 33
     13.1     Costs and Expenses............................................ 33
     13.2     Litigation.................................................... 33
     13.3.    Assignment and Benefit........................................ 33
     13.4     Schedules and Exhibits........................................ 34
     13.5     Effect and Construction of this Agreement..................... 34
     13.6     Counterparts.................................................. 34
     13.7     Cooperation................................................... 34
     13.8     Notices....................................................... 34
     13.9     Amendment, Waiver, Discharge, etc............................. 35
     13.10    Severability.................................................. 36
     13.11    Number of Days................................................ 36
     13.12    No Third Party Beneficiaries.................................. 36
     13.13    Governing Law................................................. 36
     13.14    Forum Selection Clause........................................ 36
     13.15    Definition of "Companies' Knowledge".......................... 36

                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (this "AGREEMENT") is dated as of February 2, 1996 by and among Stony Point Learning Center, Inc. ("STONY POINT"), School's Out, Inc. (trading as Treetops Children's Center) ("TREETOPS"), Cascades Childcare, Inc. ("CASCADES") and Pump Road Child Care, Inc. (trading as Children's Castle Learning Center) ("PUMP ROAD"), each a Virginia corporation (Stony Point, Treetops, Cascades and Pump Road being collectively referred to herein as the "COMPANIES"), as sellers; Linda Nash and Stephen Nash (collectively, the "SHAREHOLDERS"), the principal shareholders of each of the Companies, and Nobel Education Dynamics, Inc., a Delaware corporation ("BUYER"), as buyer.

                                   Background
                                   ----------

     A. Each of the Companies owns and is engaged in the business of operating a child care center in Eastern Virginia, all as more particularly described on SCHEDULE A (each such child care center, a "PURCHASED CENTER" and, collectively, the "PURCHASED CENTERS"). The businesses of the Purchased Centers are collectively referred to herein as the "BUSINESSES".

     B. The parties hereto desire to provide for the acquisition by Buyer of substantially all of the assets and certain of the liabilities of the Companies, all on the terms and conditions set forth in this Agreement.

     Now, Therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.   THE TRANSACTION.

     Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth herein, at the Closing (as defined in Section 2):

     1.1   SALE AND PURCHASE OF PURCHASED ASSETS.

           (a) PURCHASED ASSETS. Each Company shall sell, transfer and deliver to Buyer all of its right, title and interest in and to all of the tangible and intangible properties and assets owned or held by such Company on the Closing Date other than the Excluded Assets (as defined in Section 1.1(b)) (collectively, the "PURCHASED ASSETS"). The Purchased Assets shall include, without limiting the generality of the foregoing (hereafter "WITHOUT LIMITATION"), the following:

               (i) all of each Company's furniture, fixtures, equipment, machinery, teaching and educational supplies, inventories, supplies, and other tangible personal property used or held at any of the Purchased Centers, as well as any business forms used or held exclusively at the Purchased Centers, including those items described on SCHEDULE 1.1(a)(i);

               (ii) all intellectual property relating to the Businesses or any Purchased Centers, including, without limitation, all rights of the Companies to all registered and unregistered trade names and fictitious names (including, without limitation, the names "Treetops Children's Center", "Stony Point Learning Center", "Children's Castle Learning Center" and "Cascades Children's Center"), trademarks, service marks, copyrights, patents and know-how used or useful in the Businesses and all related applications and agreements with respect to the foregoing (the "INTELLECTUAL PROPERTY"); and all telephone numbers; and

               (iii) the leasehold interests of the Companies pursuant to the lease agreements of the Companies referenced on SCHEDULE 1.1(a)(iii) (such leases being collectively referred to herein as the "LEASES"; and all the leasehold interests subject to the Leases being collectively referred to herein as the "LEASEHOLD INTERESTS") ;

               (iv) the Companies' rights, to the extent assignable, under maintenance contracts, service contracts, equipment and other leases (including, if leased, the telephone system), vehicle leases, computer software and other rights, to the extent assignable, under contracts relating to the Businesses or any Purchased Centers that Buyer has elected to assume, each of which is described on SCHEDULE 1.1(a)(iv) (collectively, the "ASSUMED CONTRACTS"; provided that, if consent of the other party to any contract is required, such contract shall not be included within the definition of Assumed Contracts (even if described on SCHEDULE 1.1(a)(iv)) unless such other party either consents to such assignment or provides services to Buyer thereunder);

               (v) to the extent assignable, all permits, registrations, franchises, licenses, approvals and other authorizations relating to the Businesses or any Purchased Center of the Companies (collectively, the "PERMITS"), including those described on SCHEDULE 1.1(a)(v);

               (vi) all goodwill of the Businesses as a going concern, including all rights to deal with clients and customers;

               (vii) all client and customer lists and records, enrollments and other documents, correspondence and files of the Companies relating to the Businesses or any Purchased Center of the Companies, including, to the extent assignable, all software and computer files;

               (viii) the motor vehicles identified on SCHEDULE 1.1(a)(viii);

               (ix) all secrecy and non-disclosure agreements with current or former employees, consultants or contractors relating to the Businesses or any Purchased Center, including, without limitation, those described and identified on SCHEDULE 1.1(a)(ix); and

               (x) all other tangible and intangible assets which are used in or necessary to the operation of the Businesses or any Purchased Center, other than those described below in Section 1.1(b).

           (b)  EXCLUDED ASSETS.  Notwithstanding anything to the contrary in
Section 1.1(a), the following rights, properties and assets of the Companies (the "EXCLUDED ASSETS") shall not be included in the Purchased Assets:

               (i) the corporate seal, articles of incorporation, minute books and stock books of each Company

               (ii) all tax records, tax returns, payroll records, insurance records and other corporate documents (collectively, the "RETAINED RECORDS");

               (iii)  Rod Kennedy's Macintosh Powerbook 170; and

               (iv) all cash of each Company, all registration fees paid to each Company prior to Closing in the ordinary course of business consistent with past practices, and all right, title and interest of each Company in and to all accounts receivable.

           (c) PURCHASE PRICE. In consideration of the delivery of the Purchased Assets, Buyer shall deliver to the Companies (i) at the Closing, the amount of Three Million Two Hundred Thousand Dollars ($3,200,000) (the "CLOSING CASH PAYMENT"), (ii) a promissory note payable to Cascades in the aggregate principal amount of $336,680 and bearing interest at 7.0% per annum payable in 60 equal monthly payments of $6,666.67, in the form of EXHIBIT A (the "PROMISSORY NOTE"), and (iii) within 45 days of the date of delivery to Buyer by Coopers & Lybrand of audited financial statements of Buyer for 1996 (the "EARN-OUT PAYMENT DATE"), the Earn-Out Payment (as defined in Section 4); provided, however, that the Earn-Out Payment Date shall be extended by one day for each day that Closing occurs past December 31, 1995.

     1.2   RESPONSIBILITY FOR LIABILITIES.

           (a) EXCLUDED LIABILITIES. Except as otherwise provided specifically in Section 1.2, Buyer shall not assume, nor in any way be liable or responsible for, any liabilities, obligations or debts of any Company or any Shareholder of any type or nature ("EXCLUDED LIABILITIES"), including, without limitation, tort claims asserted against any Company or the Businesses (including, without limitation, claims of child abuse or sexual abuse asserted against any Company, the Businesses or the employees and agents of the foregoing related to matters occurring prior to Closing); claims asserted against any Company or the Businesses for breach of contract; tax liabilities; liabilities relating to claims for damages based upon the breach or violation by any Company of, or strict liability arising under, any environmental or occupational health and safety laws or regulations or any other Federal, state or local laws or regulations; liabilities incurred for the costs and expenses of negotiating and consummating the transactions contemplated by this Agreement; and liabilities incurred in connection with any employee benefit plan of any Company.

           (b) LIABILITIES TO BE ASSUMED BY BUYER. Subject to the terms and conditions of this Agreement, at the Closing, Buyer will enter into an Assignment and Assumption Agreement, in form and substance satisfactory to the parties (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), with the Companies, pursuant to which each such Company will assign to Buyer all of its right, title and interest under the Lease and the Assumed Contracts to which it is a party, and Buyer will accept such assignment and assume all of the Companies' obligations accruing from and after the Closing Date under the written terms and provisions of the Leases and Assumed Contracts (collectively, together with up to $4,800 to the Company's accountant for fees relating to this transaction, the "ASSUMED LIABILITIES"); provided that liabilities and obligations under the Leases and Assumed Contracts which have accrued, or the performance of which is due, on or prior to the Closing Date shall be the sole responsibility of the Companies.

     1.3 PRORATION. At the Closing (defined below), or as soon as practicable thereafter, the parties will prorate the following items, effective as of the Closing, with appropriate payments being made between and among the parties:

           (a)  rent and real estate taxes under the Lease;

           (b)  common area maintenance fees under the Lease;

           (c)  personal property taxes with respect to the Purchased Assets;

           (d)  tuition payments and deposits;

           (e) employee vacation pay and sick days earned but not paid as of Closing;

           (f)  utility deposits; and

           (g) maintenance and service contracts, yellow page advertisements and other normal operating expenses covering the period before and after Closing (which item does not include, without limitation, any item relating to tangible property).

     1.4 ALLOCATION. The parties agree that the fair market value of each tangible Purchased Asset equals its current book value, that no value is properly allocable to any Lease entered into not more than a year ago, and that the remainder of the consideration for the Purchased Assets is allocable to cash, section 197 intangibles (other than covenants not to compete or similar arrangements), and Leases entered into more than a year ago. Within 60 days after the Closing, the parties will agree on the amounts, if any, properly allocable to Leases entered in to more than a year ago. Each party hereto shall, to the extent permitted by applicable law, report the federal, state, local and other tax consequences of the purchase and sale hereunder in a manner consistent with such price allocation and shall not take any position inconsistent therewith in connection with any return, refund, claim, litigation or otherwise.

2.   TIME AND PLACE OF CLOSING.

     The closing (the "CLOSING") of the purchase and sale of the Purchased Assets pursuant to this Agreement is taking place simultaneously with the execution hereof (the "CLOSING DATE") at the offices of Buyer, Rose Tree Corporate Center II, 1400 North Providence Road, Suite 3055, Media, Pennsylvania.

3.   DELIVERIES AT CLOSING.

     At the Closing, the parties shall make deliveries as follows:

     3.1   SELLER DELIVERIES.

           (a)  Each Company shall deliver to Buyer:

               (i) a bill of sale, in form and substance satisfactory to the parties, transferring to Buyer title to all of the Purchased Assets of such Company;

               (ii)   a counterpart of the Assignment and Assumption Agreement;

               (iii) title documents, transferring title to all the vehicles owned by such Company to Buyer, free and clear of any and all liens, charges, claims, security interests, mortgages, deeds of trust, pledges, restrictions and encumbrances of any nature whatsoever (collectively, "LIENS");

               (iv) such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Buyer good title to the Businesses and the Purchased Assets;

               (v) a receipt executed by such Company, acknowledging receipt by such Company of its allocable share of the Closing Cash Payment as reflected on SCHEDULE B;

               (vi) copies of the resolutions of the board of directors and shareholders of such Company authorizing the execution, delivery and performance by such Company of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing Date by the secretary or an assistant secretary of such Company; and

               (vii) an incumbency certificate relating to the officers of such Company executing this Agreement and other documents or instruments delivered pursuant hereto.

               (viii) a copy of such Company's articles of incorporation and all amendments thereof to date, certified as of a recent date by the Clerk of the State Corporation

Commission of Virginia, and a copy of such Company's bylaws and all amendments thereof to date, certified as of the Closing Date by the secretary or an assistant secretary of the Company;

               (ix) certificates of good standing of a recent date for such Company, certified by the Clerk of the State Corporation Commission of Virginia; and

               (x) to the extent obtainable by such Company, an estoppel certificate from the landlord with respect to any Lease to which such Company is a party, in form and substance satisfactory to Buyer;

           (b) The Companies and Shareholders shall together deliver to Buyer:

               (i) the opinion of Cantor Arkema & Edmonds, counsel to the Companies and Shareholders, dated the Closing Date, in form and substance satisfactory to Buyer;

     3.2 BUYER DELIVERIES. Buyer shall deliver, or cause to be delivered the items described below:

           (a) to the Companies:

               (i) the Closing Cash Payment, by wire transfer in immediately available funds or by certified or bank cashiers' check payable to the order of the Companies in the respective amounts set forth opposite the names of the Companies on SCHEDULE B; and

               (ii) for each Company, a duly executed counterpart of the Assignment and Assumption Assignment.

           (b) to Cascades, the Promissory Note, duly executed by Buyer.

           (c) to the Companies' Agent (for the benefit of the Companies):

               (i) a copy of Buyer's certificate of incorporation and all amendments thereof to date, certified as of a recent date by the Secretary of State of Delaware, and a copy of Buyer's bylaws and all amendments thereof to date, certified as of the Closing Date by the secretary or an assistant secretary of Buyer, and accompanied by a certificate of good standing as of a recent date for Buyer, certified as of a recent date by the Secretary of State of Delaware;

               (ii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing Date by the secretary or an assistant secretary of Buyer;

               (iii) an incumbency certificate relating to the officers of Buyer executing this Agreement and other documents or instruments delivered pursuant hereto; and

               (iv) letters of credits required under each of the Leases in form satisfactory to each of the landlords under the Leases;

               (v) a letter of credit to replace the letter of credit given to Virginia Power as to Cascades; and

               (vi) the opinion of Drinker Biddle & Reath, special counsel to Buyer, dated the Closing Date, in form and substance satisfactory to the Companies and the Shareholders.

     3.3 OTHER ACTIONS AT CLOSING. At the Closing, the following actions will also take place:

           (a) Buyer and Linda Nash will enter into a Consulting Agreement in the form attached hereto as EXHIBIT B (the "CONSULTING AGREEMENT").

4.   EARN-OUT.

     4.1 EARN-OUT PAYMENT. On the Earn-Out Payment Date, Buyer will pay to the Companies, in the same proportion as payment is made of the Cash Closing Payment, an amount (the "EARN-OUT PAYMENT") equal to 2.22 multiplied by the amount, if any, by which Adjusted EBITDA (defined below) of the four Purchased Centers during the period commencing on the Closing Date and ending on the day preceding the first anniversary of the Closing Date (the "EARN-OUT PERIOD") exceeds Five Hundred Eighty Thousand Four Hundred Twenty-Five Dollars ($580,425). Buyer shall deliver to the Companies' Agent, together with the Earn-Out payment, a report indicating the basis for the calculation of the payment made, which report shall be executed by the president or chief financial officer of Buyer.

     4.2   CALCULATION OF ADJUSTED EBITDA.

           (a) The "ADJUSTED EBITDA" of the Purchased Centers shall equal (i) all revenues attributable to the Purchased Centers for the Earn-Out Period minus
(ii) all expenses of the Purchased Centers for the Earn-Out Period. In calculating such expenses, no allocation shall be made of general corporate expenses of Buyer (except for expenses which are directly attributable to the businesses relating to a Purchased Center) and, specifically, no charges will be made for:

               (i) administrative support from Buyer's corporate headquarters for (i) payroll functions, (ii) accounts payable functions, (iii) banking and financing functions, (iv) in-house legal support, (v) revenue recording, (vi) analysis of accounts receivable (provided, however, that each Purchased Center will be responsible for collections), (vii) preparation of monthly profit and loss statements; (viii) petty cash management, (ix) preparation of weekly operating reports compiled on the basis of input from the Purchased Centers, (x) tracking of capital expenditures or (xi) any allocation of expenses not directly associated with the operation of the Purchased Centers; or

               (ii) the consulting fees payable to Linda Nash pursuant to the Consulting Agreement; or

               (iii) charges for depreciation, amortization of good will, interest expense and federal or state income taxes; or

               (iv) travel expense related to trips to and from Buyer's corporate headquarters or otherwise requested by Buyer.

           (b) Salary and consulting fees paid to all persons in connection with the operation of the Purchased Centers other than Linda Nash will be charged as expenses in calculating the Earn-Out Amount; provided that if Buyer determines to hire a person ("NEW MANAGER") to replace Linda Nash after the Earn-Out Period (which decision shall be made in cooperation with Linda Nash and, unless Buyer and Linda Nash both consent, would not be implemented prior to the date eight months following the date hereof), the costs associated with such hiring and retaining will not be charged as expenses in calculating the Earn-Out, except for compensation paid to the New Manager in the last three months of the Earn-Out Period. The proviso in the previous sentence does not apply if Rod Kennedy or Robin Smith is promoted to such position. If a New Manager other than Rod Kennedy or Robin Smith is hired, Buyer and Linda Nash shall jointly determine whether also to continue their employment; and if a decision is made to terminate the employment of either Rod Kennedy or Robin Smith, the incremental cost, if any, of the New Manager over the cost of Rod Kennedy and/or Robin Smith (whomsoever employment is terminated) will not be charged as expenses in calculating the Earn-Out.

           (c) All calculations shall be made in accordance with generally accepted accounting principles consistently applied (except as specifically provided in this Section 4); provided that Buyer shall be entitled to allocate expenses in such manner as it desires in its sole and unfettered discretion. (The proviso in the previous sentence relates only to the allocation of expenses under Sections 4.1 and 4.2 and not to the calculation of the aggregate amount of such expenses.)

     4.3 AUDIT RIGHTS; ARBITRATION. The Companies' Agent shall have the right to audit all of Buyer's books and records related to the calculation of the Earn-Out Payment, which right may be exercised upon reasonable notice to Buyer. Any dispute regarding the Earn-Out payment that cannot be resolved shall be submitted to formal arbitration by a mutually agreeable arbitrator upon such terms as the arbitrator may decide. If no arbitrator can be selected by the parties, then such arbitrator shall be selected by the American Arbitration Association and such arbitration shall be pursuant to the rules for commercial arbitration as promulgated by such Association. The arbitrator, regardless of how selected, shall promptly obtain such information regarding the Earn-Out payment he or she deems advisable and shall decide with dispatch the amount of the Earn-Out payment and render a written decision which shall be delivered to all parties. Any such decision will be a conclusive determination of the matter and shall be binding upon each party, and shall not be contested by any party. At the time of rendering the decision, the arbitrator shall establish his or her fees and expenses in connection therewith. Such fees and expenses shall be allocable by the arbitrator in his or her decision. Judgment upon any arbitration decision may be entered and enforced in any court of competent jurisdiction.

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANIES.

     The Companies, jointly and severally, represent and warrant to Buyer as follows:

     5.1 ORGANIZATION; AUTHORITY. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority to own and lease the properties now owned or leased by it and to conduct the business presently being conducted by it. Neither the nature of the Companies' properties nor the conduct of the businesses of the Companies require any Company to be qualified and licensed to do business as a foreign corporation in any other jurisdiction.

     5.2 POWER AND AUTHORITY. Each Company has the full power, authority and capacity to execute, deliver and perform this Agreement and the other agreements, documents and instruments required to be delivered by it to Buyer at the Closing (collectively, the "SELLERS' TRANSACTION DOCUMENTS") and to perform its obligations hereunder and thereunder.

     5.3 DUE AUTHORIZATION; BINDING AGREEMENT. The execution and delivery by each Company of this Agreement and each of the Sellers' Transaction Documents to which it is a party, and the performance by each Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action of the Board of Directors and shareholders of each Company. This Agreement has been duly executed and delivered by each Company. This Agreement constitutes, and, when executed and delivered, each of the Sellers' Transaction Documents will constitute, the legal, valid and binding obligation of each Company, enforceable against it in accordance with its terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding therefor may be brought.

     5.4 CAPITALIZATION. All of the shares of capital stock of each Company are owned, both beneficially and of record, by the shareholders of the Companies, in the amounts set forth on SCHEDULE 5.4. All of the issued and outstanding shares of capital stock of each Company have been duly authorized and are validly issued and outstanding.

     5.5 ABSENCE OF CONFLICTING AGREEMENTS. The execution and delivery of this Agreement and the Sellers' Transaction Documents by the Companies, and the performance by all of them of the transactions contemplated hereby and thereby, will not, with or without the giving of notice, lapse of time or both, conflict with, or constitute a breach of or a default under, or violate or give to any third party any rights under:

           (a) any law, statute, rule, regulation, judgment, order, writ, injunction, decree or ruling of any court or governmental authority (collectively, "LAWS") applicable to any Company or by which any Company or any properties of any Company is bound;

           (b) the articles of incorporation or by-laws of any Company; or

           (c) any Assumed Contract or any other material agreement, indenture, instrument or contract to which any Company is now a party or by which any Company or any properties of any Company is bound.

     5.6 CONSENTS AND APPROVALS. Except for the consents and approvals listed on SCHEDULE 5.6, no consent, waiver, approval, license or authorization of, or filing, registration or qualification with, or notice to, any governmental authority or any other person or entity is required to be made, obtained or given by in connection with the execution, delivery and performance by any Company of this Agreement or any of the Sellers' Transaction Documents.

     5.7 INVESTMENTS AND SUBSIDIARIES. Except as disclosed on SCHEDULE 5.7, the Businesses (including the Purchased Centers) are and have been conducted solely by and through the Companies and no other person or entity, and the Companies have not agreed, contingently or otherwise, to share any profits, losses, costs or liabilities, or to indemnify any person or entity, or to guaranty the obligations of any person or entity, in each case, with respect or relating to the Businesses. Except as disclosed on SCHEDULE 5.7, the Purchased Assets, the Leases and the Contracts (defined below) are all of the material assets used in or necessary for the conduct of the Businesses as currently conducted. No Purchased Asset is owned or held by any person or entity (including any Shareholder) other than a Company. No Company has any subsidiaries.

     5.8 COMPLIANCE WITH LAWS. The Companies have operated the Business in compliance in all material respects with all Laws, and the Companies have not received any claim or notice that the Businesses are not in compliance with any Law, except as shown on SCHEDULE 5.8.

    5.9 PERMITS. Except as set forth on SCHEDULE 5.9, SCHEDULE 1.1(a)(i) is a true, correct and complete list of all Permits which are necessary for the Company to conduct the Business as now conducted. The Companies own, possess or have the legal right to use all of the Permits, free of any and all Liens. No Company is in default under, nor has any Company received any notice of any claim or default or any other claim or proceeding relating to, any such Permit.

     5.10 ENCUMBRANCES CREATED BY THIS AGREEMENT. The execution and delivery of this Agreement and the Sellers' Transaction Documents by each Company and each Shareholder do not, and the performance of their respective terms will not, create any Liens on any of the Purchased Assets in favor of third parties or give rights to third parties other than Buyer.

     5.11  JUDGMENTS AND LITIGATION.

           (a) Except as described in SCHEDULE 5.11, there are no, and during the last three years there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or, to the Companies' knowledge, inquiries or investigations, pending or, to the Companies' knowledge, threatened, involving or affecting any Company or any of their respective properties or the Businesses, or the Company's directors, officers or shareholders in their capacities as such, before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind which, in the case of claims, inquires or investigations not yet resulting in any action, suit or proceeding, if decided adversely against a Company or its directors, officers or shareholders could have a material adverse affect on the Company's financial condition or results of operations. To the Companies' knowledge, there is no state of facts or occurrence of any event that could reasonably serve as a basis for any claim, action, suit or proceeding against any Company, the Purchased Assets or the Businesses which, if decided adversely against a Company or its directors, officers or shareholders, could have a material adverse affect on the Company's financial condition or results of operations. Except as described in
SCHEDULE 5.11, to the Companies' knowledge, there is no claim, action, suit, proceeding, inquiry or investigation presently threatened or contemplated that questions the validity of this Agreement or any of Sellers' Transaction Documents or the transactions contemplated hereby or thereby.

           (b) Except as described in SCHEDULE 5.11, there are no outstanding orders, writs, injunctions, fines, citations, penalties, decrees or unsatisfied judgments of any court, governmental agency or instrumentality or arbitrator against any Company, the Purchased Assets or the Businesses.

     5.12  FINANCIAL STATEMENTS.

           (a) SCHEDULE 5.12 contains true, correct and complete copies for each Company of (i) such Company's balance sheet (collectively for all the Companies, the "BALANCE SHEETS") as of December 31, 1995 (the "BALANCE SHEET DATE") and such Company's related statements of income prepared on a cash basis for the fiscal period then ended and (ii) such Company's balance sheets as of December 31, 1993 and 1994 and such Company's statements of income for each of the fiscal years then ended (collectively, the "FINANCIAL STATEMENTS").

           (b) The Financial Statements have been prepared on a cash basis and present fairly the financial position of each Company and the results of their respective operations and cash flows at the dates and for the periods covered thereby.

           (c) Except as identified in SCHEDULE 5.12, no Company has any material liabilities or obligations of any nature (absolute or contingent) that are not reflected on the Balance Sheets (including, without limitation, reasonably anticipated liabilities, losses and expenses of the Companies, including, without limitation, those with respect to accrued income and other taxes, depreciation and the costs of all pension, retirement, incentive, bonus, profit-sharing, vacation, holiday or other plans or policies (if any) for the benefit of such Company's employees), except for current liabilities which have been incurred since the Balance Sheet Date in the ordinary course of business consistent in nature and amount with past practice and which are not inconsistent with any of the representations and warranties contained herein (such current liabilities are herein referred to as "CURRENT LIABILITIES"). To Seller's knowledge, there is no basis for the assertion against such Company of any liability or obligation of any nature or in any amount (other than Current Liabilities as aforesaid) not fully reflected or reserved against in the Balance Sheet or identified on SCHEDULE 5.12.

           (b) No Company is insolvent or will be rendered insolvent by the transactions contemplated by this Agreement.

     5.13  TAX MATTERS.

           (a) SCHEDULE 5.13 contains true, correct and complete copies of the federal income tax returns of each Company for each Company's fiscal years ended December 31, 1991, 1992, 1993 and 1994.

           (b) Except as disclosed on SCHEDULE  5.13:

               (i) Each Company has been qualified as an S Corporation, as defined in Section 1361 of the Internal Revenue Code of 1986, as amended (the "CODE"), for income federal tax purposes and for state income tax purposes in the Commonwealth of Virginia in each fiscal year since its inception, except Treetops, which has been qualified as an S Corporation since 1990.

               (ii) Each Company has timely and properly filed all federal, state, county and local returns and reports relating to Taxes (defined below) and all such returns and reports were true, correct and complete in all material respects when filed. All federal, state, county and local income, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively, "TAXES") due or properly shown to be due on any return referred to in the preceding sentence with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or, in the case of Taxes not yet due, fully provided for on the books of account of each Company. There are no levies, Liens or other encumbrances (except any Lien for Taxes not yet due and payable) relating to Taxes existing, pending or, to the Companies' knowledge, threatened with respect to any asset of any Company.

     5.14 ABSENCE OF CERTAIN CHANGES. Since December 31, 1995, the Businesses have been conducted only in the usual and ordinary course consistent with past practice, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, properties, operations or prospects of the Businesses or any Company or any event, condition or contingency that is likely to result in any such material adverse change, and, except as disclosed in SCHEDULE 5.14, each Company has not:

           (a) sold, assigned, leased, transferred, mortgaged, pledged or imposed any Lien on any of its assets or properties material to the operation of the Businesses, except in the ordinary course of business consistent with past practice;

           (b) suffered any damage, destruction or loss, whether or not covered by insurance, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of delivery of supplies or utility services used in or required to conduct the Businesses, or suffered any material change in its financial condition or in the nature of its business or operations which has had or might have a material adverse effect on the operations, assets, properties or prospects of the Businesses;

           (c) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its shareholders, directors, officers or employees, or made any increase in, or any additions to, other benefits to which any of its shareholders, directors, officers or employees may be entitled, other than salary increases to non-management level employees made in the ordinary course of business;

           (d) changed any of the accounting principles followed by it or the methods of applying such principles;

           (e) entered into any amendment or termination of any Lease, Assumed Contract or any other material agreement or other document or commitment affecting or relating to the Businesses (or received any notice thereof), or entered into any material transaction (whether or not in writing), other than this Agreement;

           (f) accelerated the collection of tuition or registration fees or otherwise collected such fees in a manner not consistent with such Company's normal business practice;

           (g) issued any capital stock or other securities of such Company, or repurchased or redeemed any such shares of capital stock or other securities;

           (h) declared or paid any dividend or other distribution or payment in respect of the shares of capital stock of such Company other than cash dividends paid with cash other than proceeds of assets sold other than in the ordinary course of business; or

           (i) agreed to do any of the foregoing.

     5.15 TITLE TO AND CONDITION OF ASSETS, PROPERTIES, ETC. Except as described on SCHEDULE 5.15,

           (a) each Company has good title to all of its tangible and intangible properties and assets (including those reflected on the Balance Sheets (except to the extent the same have since been sold or otherwise disposed of in the ordinary course of business consistent with past practice) and including, all of the Purchased Assets), free and clear of any and all Liens and, upon Closing, such title will be transferred to Buyer;

           (b) all of the Purchased Assets are in the possession or under the control of the Companies and are located at a Purchased Center and, to the Companies' knowledge, are in good condition and repair, ordinary wear and tear excepted and are of a condition, nature and quantity sufficient for the conduct of the Businesses as conducted during the past two years; and

           (c) to the Companies' knowledge, there is no material structural, mechanical or other significant defect or deficiency in any of the Purchased Centers, the Purchased Assets or the real property at which the Purchased Centers are located.

     5.16 REAL PROPERTY. The Leasehold Interests are the only real properties owned (beneficially or of record) or leased by any Company. SCHEDULE 5.16 contains true, correct and complete copies of each of Lease, including all amendments or modifications to date. No Company or Shareholder has received any written or oral notice for assessments for public improvements against any of such real properties which remains unpaid and, to the Companies' knowledge, no such assessment has been proposed. Except as shown on SCHEDULE 5.16, no Company or Shareholder has received any written or oral notice or order by any governmental or other public authority, any insurance company which has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions which (i) relates to violations of building, safety, fire or other ordinances or regulations, (ii) claims any defect or deficiency with respect to any of such properties or (iii) requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same. To the Companies' knowledge, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of such properties and, to the Companies' knowledge, no such proceeding is contemplated.

     5.17  LIST OF PROPERTIES, CONTRACTS, ETC.

           (a) SCHEDULES 1.1(a)(i) AND 1.1(a)(viii) contain true, correct and complete lists, as of the date hereof, of each vehicle, item of machinery, equipment and other tangible assets owned by the Companies; and all items identified on the list are located at the Purchased Center specified in such Schedule.

           (b) SCHEDULE 5.17(b) contains a true, correct and complete list, as of the date hereof, of all machinery, vehicles and equipment under lease to a Company, together with the identity of the lessor, the annual rental and unexpired lease term.

           (c) SCHEDULE 5.17(c) contains a true, correct and complete list, as of the date hereof, of each contract, agreement, purchase order or other commitment (whether or not in writing) relating to the Businesses or to which any Company is a party or by which any Company or any Purchased Asset is bound (collectively, the "CONTRACTS").

           (d) SCHEDULES 1.1(a)(ii) AND 5.17(d) contain, respectively, a true, correct and complete list, as of the date of this Agreement, of all Intellectual Property which are owned, possessed or used in the operation of the Businesses by the Companies.

           (e) SCHEDULE 5.17(e) contains a true, correct and complete list, as of the date of this Agreement, each form of contract, agreement or commitment used by any Company as a standard form in the Businesses.

           (f) SCHEDULE 5.17(f) contains a true, correct and complete summary, as of the date of this Agreement, of each policy and binder of insurance owned by or maintained for the benefit of each Company, or respecting which any premiums are paid directly or indirectly by Shareholders relating to the Businesses, and each insurance claim made or loss incurred by each Company in the preceding three years pursuant to any liability, workers' compensation or other insurance policy.

     5.18  CONTRACT VALIDITY, DEFAULTS, NOTICE/CONSENT.  Except as described on
SCHEDULE 5.18:

           (a) each Contract was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against the Company which is a party thereto and, to the Companies' knowledge, the other parties thereto in accordance with its terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding therefor may be brought;

           (b) all parties to the Contracts have complied with the provisions thereof, no party is in default thereunder, and to the Companies' knowledge, no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder; and

           (c) none of the Contracts requires notice to or the consent of any party thereto in connection with the consummation of the transactions contemplated hereby (including, assignment to Buyer of the same).

     5.19  EMPLOYEES.

           (a) SCHEDULE 5.19(a) sets forth a true, correct and complete list of the names of all center directors of the Businesses and all other persons with managerial level responsibilities in the Businesses.

           (b) SCHEDULE 5.19(b) sets forth a true, correct and complete lists of the name and current annual rate of compensation (including bonuses) paid or payable by each Company to each of its center directors and employees. Except as disclosed on SCHEDULE 5.19(c), there are no contracts, commitments or policies, written or oral, relating to the employment or severance of any such center directors or employee.

           (c) No amount is owing to any employee of any Company with respect to bonus or incentive awards, if any, for services rendered on or before the Closing Date in accordance with the terms of applicable plans or policies of the Company or otherwise. SCHEDULE 5.19(c) sets forth a tabulation showing the amount of accrued but unused vacation and sick days for each employee of the Company as of December 31, 1995.

     5.20 LABOR MATTERS. None of any Company's employees is represented by any union or other collective bargaining representative nor, to the Companies' knowledge, are there currently any attempts by any union or other collective bargaining representative to organize employees and, to the Companies' knowledge, there have been no such attempts within the last one year. Since the commencement of operations of each Company, there has not been, nor, to the Companies' knowledge, is there threatened or contemplated, any strike, slowdown, picketing or work stoppage by any employees against any Company, its assets or properties wherever located, any lockout by any Company of any of its employees or any labor trouble or other occurrence, event or condition of a similar character affecting in any material respect, or which may affect in any material respect, the operations, assets, properties or prospects of any Company, the Businesses or the Purchased Assets.

     5.21 RELATIONSHIPS. Except as disclosed in SCHEDULE 5.21, there is no dispute or controversy existing between any Company and any of its clients or customers with respect to any services or product sold or furnished by any Company; and there is no dispute or controversy existing between any Company and any supplier or other contractor with respect to any product or service purchased by any Company from such person or entity.

     5.22 TRANSACTIONS WITH RELATED PARTIES. Except as disclosed on SCHEDULE 5.22, since January 1, 1993, no Related Party has engaged in any material transaction with any Company (other than providing services as an employee of a Company as disclosed pursuant to Section 5.19(b)). As used herein, a "RELATED PARTY" means (i) any officer, director or shareholder of any Company, (ii) any relative of any such officer, director or shareholder, or (iii) any business or entity, or any officer, director or shareholder of any business or entity, in which any of the persons referred to in clause (i) or (ii) has any direct or material indirect interest.

     5.23 NON-FOREIGN PERSONS. No Company is a foreign person, foreign partnership, foreign trust or foreign estate as defined in Section 1445(f)(3) of the Code, and the payment of the Purchase Price will not be subject to the withholding requirements of Section 1445 of the Code.

     5.24 EMPLOYEE BENEFIT PLANS. Except as set forth on SCHEDULE 5.24, no Company maintains, or contributes to, any employee benefit plans. No Company has ever maintained any employee pension benefit plans qualified for federal income tax purposes under the Code. Each Company has made all required contributions under each employee benefit plan listed on SCHEDULE 5.24 for all periods through the Closing Date. No Company has ever been obligated to contribute to a multiemployer plan. No Company maintains any employee benefit plan(s) providing for continued life or health benefits or coverage for any employee (or beneficiary thereof) after the employee's termination of employment, other than as required by Section 601 et. seq. of Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As used in this Section 5.24, the terms "employee benefit plan," "employee pension benefit plan" and "multiemployer plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA. "Company" as used in this Section 5.24 shall include any other entity required to be aggregated with each Company under Section 414(b), 414(c), 414(m), or 414(o) of the Code.

     5.24  ENVIRONMENTAL PROTECTION.  Except as disclosed in SCHEDULE 5.25,

           (a) The Businesses are now and always have been conducted and operated in compliance with all federal, state, and local statutes, ordinances, regulations and rules concerning or relating to industrial hygiene or the protection of health and the environment (collectively, the "ENVIRONMENTAL LAWS");

           (b) To the Companies' knowledge, there are no conditions on, about, beneath, adjacent to or arising from any of the Purchased Centers which might give rise to liability, result in the imposition of a statutory lien or require any "Response," "Removal" or "Remedial Action", under any of the Environmental Laws. As used in this Agreement, the terms "RESPONSE," "REMOVAL" and "REMEDIAL ACTION" shall be defined with reference to Sections 101(23) - 101(25) of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act (SARA), 42 U.S.C.
(S)(S) 9601(23) - 9601(25);

           (c) Hazardous Substances (as defined below) have never been used, handled, generated, processed, treated, stored, transported to or from, released, discharged, or disposed of on, about or beneath any of the Purchased Centers by any Company or any person acting on behalf or at the direction of any Company or, to the Companies' knowledge, by any other persons, except in compliance with all Environmental Laws. To the Companies' knowledge, there are no transformers or other equipment containing or contaminated with polychlorinated biphenyls ("PCBS") or any above or underground storage tanks on, about or beneath any Purchased Center .

To the Companies' knowledge, there is no asbestos or asbestos containing material at any of the Purchased Centers and no lead-based paint or lead-based paint hazards are present at any Purchased Centers. As used in this Agreement, the term "HAZARDOUS SUBSTANCE" means a hazardous substance, material or waste including, without limitation, any substance which: (i) is or contains petroleum, asbestos, lead-based paint or PCBs; (ii) is defined, designated or listed as a "Hazardous Substance" pursuant to Sections 307 and 311 of the Clean Water Act, 33 U.S.C. (S)(S) 1317, 1321, Section 101(14) of CERCLA, 42 U.S.C. (S)
9601 or similar provision of applicable state law; (iii) is listed in the United States Department of Transportation Hazardous Material Table, 49 C.F.R. (S) 172.101; or (iv) is defined, designated or listed as a "Hazardous Waste" under
Section 1004(3) of the Resource and Conservation and Recovery Act, 42 U.S.C. 9603(5), or similar provision of applicable state law; and

           (d) No Company (or Shareholder, with respect to matters affecting the Company) has received notice or had any actual knowledge of: (i) any claim, demand, investigation, enforcement, Response, Removal, Remedial Action or other governmental or regulatory action instituted or threatened against any Company or any Purchased Center pursuant to any of the Environmental Laws; (ii) any claim, demand, suit or action made or threatened by any person or entity against any Company or any Purchased Center relating to any form of damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance on, about, beneath or arising from any Purchased Center or any alleged violation of the Environmental Laws; or (iii) any communication to or from any governmental or regulatory agency arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at any Purchased Center, including, without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule.

     5.26  BOOKS AND RECORDS.

           (a) The copies of the articles of incorporation of each Company, as certified by the Clerk of the State Corporation Commission of the Commonwealth of Virginia, and of its bylaws, as certified by its secretary or assistant secretary, which have been delivered to Buyer are true, complete and correct and are in full force and effect as of the date hereof.

           (b) The stock records of each Company fairly and accurately reflect the record ownership of all of its outstanding shares of capital stock. The minute books of each Company contain complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and each committee of the board of directors of each Company. The other books and records of each Company, including financial records and books of account, are complete and accurate in all material respects and have been maintained in accordance with sound business practices. Complete and accurate copies, as of the date hereof, of all such minute books and stock records have been made available to Buyer.

     5.27 INTELLECTUAL PROPERTY. The Company has not granted or licensed to any person or entity any rights with respect to any of the Intellectual Property. No Company has received any notice of any claim that any of the Intellectual Property infringes any trademark, trade name, service mark, copyright, patent or other proprietary right of any person. No Company has been in breach of, or is now in breach of, any agreement concerning third party intellectual property rights or confidential information.

     5.28 NO CHILD ABUSE OR SEXUAL ABUSE. Except as disclosed in SCHEDULE 52.8, no acts or events have occurred or been committed by any present or former officer, director, employee or agent of any Company that have resulted in or which constitute, child (including physical or sexual) abuse or assault of any type or nature, against any child or other person within the previous five years. Except as disclosed in SCHEDULE 5.28, within the previous five years, there has not been, nor, to the Companies' knowledge, has there been threatened or contemplated, any event, allegation, report or publicity, or any charge, suit, action or other proceeding, regarding any acts of alleged child abuse or sexual abuse, of any nature whatsoever, involving any Company or the Businesses or any of any Company's present or former officers, directors, employees or agents.

     5.29 NO OTHER AGREEMENTS. Other than this Agreement, no Company or Shareholder has, directly or indirectly, through a finder, broker, consultant, shareholder or other intermediary, any contract, arrangement or understanding relating to (i) a merger or consolidation of any Company; (ii) the sale, issuance or other disposition of the Purchased Assets or the Businesses (or any portion thereof); or (iii) the sale, issuance or other disposition of any shares of capital stock or other securities of any Company.

     5.30  OPERATION OF OTHER CENTERS AND SCHOOLS.  Except as disclosed on
SCHEDULE 5.30, as of the date of this Agreement, other than the Purchased Centers, no Company or Shareholder either directly or indirectly, operates, manages, owns, controls, provides consulting services to, or is in any way connected with or concerned with or interested in any day care or child care facility or private school of any type.

     5.31 SPECIAL ARRANGEMENTS. No Company has any unusual or cash payment arrangements with any of its employees. All employees are paid through the payroll systems of the Companies and receive only the payments disclosed by such systems, except for the Shareholders who receive distributions from time to time. Except as set forth in SCHEDULE 5.31, no Company has any arrangements or obligations with any of its customers or children whereby such Company offers
(i) care or custody services at any location other than the locations of the Purchased Centers, (ii) any pickup or delivery services and (iii) any discounts from such Company's published tuition rates.

     5.32 BROKERS. No person or entity acting on behalf of any Company or Shareholder or any of their respective affiliates or under the authority of any of the foregoing is, or will be entitled to, any brokers', advisors' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than fees payable to Dick Richards and Childcare Center Brokerage and Development, Inc. (which fee is being satisfied in full by the Companies and Shareholders and with respect to which Buyer shall have no responsibility).

     5.33 DISCLOSURE. No representation or warranty by the Companies in this Agreement and no information in any statement, certificate, schedule or other document furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, and no information in any Schedule attached to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. Except as disclosed in this Agreement and the Schedules attached hereto (and excluding economic, business and regulatory factors affecting the child care industry generally and such facts as are public knowledge), there is no fact which the Companies have not disclosed to Buyer in writing which materially adversely affects nor, so far as the Sellers can now reasonably foresee, may materially adversely affect the business, operations, prospects, properties, assets, profits, condition (financial or otherwise) or prospects of the Businesses. Disclosure of a matter on one schedule to this Agreement shall be deemed to be disclosure of the matter on all relevant schedules whether cross-referenced or not.

6.   REPRESENTATIONS AND WARRANTIES OF ALL SHAREHOLDERS.

     The Shareholders, jointly and severally, represent and warrant to Buyer as follows:

     6.1 POWER AND AUTHORITY. Each Shareholder has the full power, authority and capacity to execute, deliver and perform this Agreement and the Sellers' Transaction Documents to be executed by a Shareholder and to perform his or her obligations hereunder and thereunder.

     6.2 DUE AUTHORIZATION; BINDING AGREEMENT. This Agreement has been duly executed and delivered by each Shareholder. This Agreement constitutes, and, when executed and delivered, each of the Sellers' Transaction Documents to be executed by a Shareholder will constitute, the legal, valid and binding obligation of each Shareholder, enforceable against him or her in accordance with its terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding therefor may be brought.

     6.3 ABSENCE OF CONFLICTING AGREEMENTS. The execution and delivery of this Agreement and the Sellers' Transaction Documents by the Shareholders, and the performance by all of them of the transactions contemplated hereby and thereby, will not, with or without the giving of notice, lapse of time or both, conflict with, or constitute a breach of or a default under, or violate or give to any third party any rights under:

           (a) any Law applicable to any Shareholder or by which any Shareholder or any properties of any Shareholder is bound; or

           (b) any material agreement, indenture, instrument or contract to which any Shareholder is now a party or by which any Shareholder or any properties of any Shareholder is bound.

     6.4 CONSENTS AND APPROVALS. No consent, waiver, approval, license or authorization of, or filing, registration or qualification with, or notice to, any governmental authority or any other person or entity is required to be made, obtained or given by in connection with the execution, delivery and performance by any Shareholder of this Agreement or any of the Sellers' Transaction Documents.

7.   REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer hereby represents and warrants to the Companies as follows:

     7.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to do business as a foreign corporation in Pennsylvania and Virginia and has the corporate power and authority to own and lease the properties now owned or leased by it and to conduct the business presently being conducted by it.

     7.2 POWER AND AUTHORITY. Buyer has the full corporate power and authority to execute, deliver and perform this Agreement and the other agreements, documents and instruments required to be delivered by Buyer to the Companies at Closing (collectively, the "BUYER'S TRANSACTION DOCUMENTS") and to perform its obligations hereunder and thereunder.

     7.3 DUE AUTHORIZATION; BINDING AGREEMENT. The execution and delivery by Buyer of this Agreement and each of the Buyer's Transaction Documents, and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action of the Board of Directors and stockholders of Buyer. This Agreement has been duly authorized, executed and delivered by Buyer. This Agreement constitutes, and when executed and delivered by Buyer at the Closing each of the Buyer's Transaction Documents will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding therefor may be brought.

     7.4 ABSENCE OF CONFLICTING AGREEMENTS. The execution and delivery of this Agreement and the Buyer's Transaction Documents by Buyer, and the performance by Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice, lapse of time or both, conflict with, or constitute a breach of or a default under or violates or give to any third party any rights under
(i) any law applicable to Buyer or by which Buyer or any of its properties is bound, (ii) the certificate of incorporation or by-laws of Buyer or (iii) any agreement, indenture, instrument or contract to which Buyer is a party or by which Buyer or any of its properties is bound.

     7.5 CONSENTS. Except for any required filings under applicable Federal and state securities laws, and except for such consents of lenders as have been obtained as of the date hereof, and assuming the accuracy of each Shareholders' representations set forth in Section 1.1, no consent, waiver, approval or license of any person is required to be given or made by in connection with the execution and delivery by Buyer of this Agreement and the Buyer Transaction Documents and the issuance and sale of the Promissory Note by Buyer.

     7.6 CAPITALIZATION. The authorized capital stock of Buyer consists of 60,000,000 shares, including 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of December 31, 1995, the outstanding capital stock of the Company consisted of 4,070,908 shares of common stock (plus 312,500 shares the Company was obligated to, and did, issue in January 1996), 1,971,320 shares of Series A Preferred Stock, 2,500,000 shares of Series C Preferred Stock and 1,063,830 shares of Series D Preferred Stock. The Company also has outstanding various options and warrants to purchase its common stock.

     7.7 FINANCIAL CONDITION. The financial statements included in the SEC Reports (defined below) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and their changes in cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

     7.8 ABSENCE OF CHANGE. Since September 30, 1995, the business of Buyer has been operated in the ordinary course consistent with past practice and there has not been (a) any material adverse change in the operations, properties or condition (financial or otherwise) of Buyer or (b) any other change in the nature of, or the manner of conducting, the business of Buyer, other than changes which neither have had, nor reasonably may be expected to have, a material adverse effect on Buyer.

     7.9 BROKERS. No person or entity acting on behalf of Buyer or any of its affiliates or under the authority of any of the foregoing is, or will be, entitled to any broker's, advisor's or finder's fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

     7.10 DISCLOSURE. No representation or warranty by Buyer in this Agreement or any statements, information or disclosures contained in Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 or Buyer's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 filed with the Securities and Exchange Commission (the "COMMISSION") (collectively, the "SEC REPORTS") or any other document furnished to the Companies on the Closing Date pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

8.   EMPLOYEES OF THE BUSINESS; EMPLOYEE BENEFITS.

     8.1 EMPLOYEES OF THE COMPANIES. Following Closing, Buyer will offer employment to all employees of the Purchased Centers, provided that Buyer shall not be under any contractual restriction from subsequently terminating the employment of any such employees. Notwithstanding the foregoing, with respect to the directors of the Purchased Centers, such employment shall continue for the remainder of the 1995-1996 school year, at such compensation levels as are currently in effect, provided that any such director may be terminated by Buyer at any time for cause as determined in good faith by Buyer and this Section shall in no way obligate Buyer to continue the employment of any such person past the end of such school year. During the Earn-Out Period, unless Linda Nash otherwise consents, the benefits afforded employees of Buyer located at the Purchased Centers shall be the same as the benefits afforded to employees of the Purchased Center by the Companies prior to the Closing Date.

     8.2   EMPLOYEE BENEFIT AND BONUS CLAIMS.

           (a) Buyer's employee benefit plans shall be responsible for all benefit claims of those employees of the Companies who accept employment with Buyer (or their eligible dependents) with respect to claims incurred after the Closing Date;

           (b) The Companies' employee benefit plans shall be responsible for all benefit claims of (i) those employees of the Companies who accept employment with Buyer (or their eligible dependents) with respect to claims incurred on or before the Closing Date, (ii) those employees of the Companies who do not accept employment with Buyer (or their eligible dependents) (including any claims from such employees or their dependents for "continuation coverage" under Part 6 of Subtitle B of Title I of ERISA (sometimes referred to as 'COBRA')) and (iii) all retired employees (if any) (which obligations in (i), (ii) and (iii) shall be included within the definition of "Excluded Liabilities");

           (c) The Companies shall deliver to the Buyer, on or before the Closing Date, complete and correct copies of all current plan documents, associated insurance contracts, summary plan description, and the most recently filed Internal Revenue Service Form 5500 series form (if any) for the Companies' health insurance, dental insurance, and life insurance plans; and

           (d) The Companies will be responsible for preparing and filing the Form 5500 series form for all plan years ended before the Closing Date (if required and if not already filed).

9.   CERTAIN OBLIGATIONS AND AGREEMENTS OF PARTIES AFTER CLOSING.

     9.1 REMITTANCE OF PAYMENTS. From and after the Closing, the Companies and Shareholders shall immediately remit to Buyer, in the form received, any payments which they or any affiliate may receive (such as payments of tuition or other fees) which properly belong to Buyer.

     9.2 COLLECTION OF RECEIVABLES. From and for a period of six months after the Closing, Buyer shall use its commercially reasonable efforts to assist the Companies in the Companies' collection of the accounts receivable described in
SECTION 1.1(b)(iv); provided, however that nothing herein shall be construed as creating any duty or obligation of Buyer to perform any collection duties whatsoever on behalf of the Companies. If proceedings to collect such accounts receivable are instituted, they shall be brought at the Companies' election, in the Companies' own name and at their sole expense. Any amounts received after Closing by Buyer or its subsidiaries shall be applied to accounts receivable owed to Buyer or its subsidiaries, unless the payor specifies that such amounts shall be payable in respect of accounts receivable owed to a Company.

     9.3 DISCHARGE OF LIABILITIES. The Companies shall pay all the Excluded Liabilities as and when the same shall become due and payable. Buyer shall pay all the Assumed Liabilities as and when the same shall become due and payable. Notwithstanding the foregoing, no party shall be obligated to pay to a third party an Excluded Liability (in the case of the Company) or an Assumed Liability (in the case of Buyer) which such party disputes in good faith.

     9.4   NONDISCLOSURE; COVENANT NOT TO COMPETE.

           (a) For a period of five (5) years from and after the Closing Date, no Company or any Shareholder shall, directly or indirectly, operate, manage, own, control, be employed by or provide consulting, advisory or similar services to, any school, pre-school, day care or child care business of any type which is now or hereafter located within Loudoun, Fairfax or Prince Williams Counties of Virginia or within seven and one-half (7 1/2) miles of the outer boundaries of the City of Richmond, Virginia as they exist on the date hereof (collectively, the "TERRITORY"); provided however, that nothing contained in this Section 9.4 shall prohibit such parties from owning in the aggregate less than 2% of the publicly traded stock of any Company.

           (b) After the first anniversary of the date hereof, it shall not be a violation of Section 9.4(a) for Linda Nash to perform consulting services for companies concerning the day-to-day operation of childcare businesses within the Territory; provided that (i) no company for which Linda Nash performs such services has a childcare center within five (5) miles of any of the Purchased Centers or any of Buyer's four existing locations listed on SCHEDULE C, (ii) Linda Nash does not have any ownership interest in any such company or compensation which depends on performance of any such company and (iii) Linda Nash maintains the confidentiality of Buyer's proprietary information. In addition, it shall not be a violation of Section 9.4(a) for Linda Nash to provide day-to-day consulting services for a single center to Barry R. Miel and his firm, National Resource, Inc. (of Potomac, Maryland) during the first year after closing, so long as her services are limited in scope and territory to those which she would be permitted to do generally after the first year under this Section 9.4(b). The consulting services contemplated by this Section 9.4(b) do not include real estate or real estate development activities in the Territory. Nothing in
Section 9.4(a) or this Section 9.4(b) shall be deemed to prohibit Linda Nash from engaging in any activity outside the Territory.

           (c) From and after the date hereof, no Company or Shareholder shall disclose, directly or indirectly, to any person or entity, other than an employee of Buyer, without the express authorization of Buyer in each such instance, any customer or client lists, pricing strategies, customer, client or employee files or records, proprietary data or trade secrets of Buyer not in the public domain.

           (d) From and after the date hereof until the fifth (5th) anniversary of the Closing Date, no Company or Shareholder shall, directly or indirectly, engage or participate in any effort or action to induce any of the customers, clients, suppliers, associates, employees or independent contractors of Buyer or its subsidiaries relating to operations of Buyer within the Territory (including those of any Purchased Center or the Businesses) to cease doing business or to discontinue their association or employment with Buyer or its subsidiaries. Prohibited actions shall include, without limitation, the solicitation of Buyer's or any such subsidiary's customers, clients, suppliers, associates, employees or independent contractors to cease doing business, or to discontinue their association or employment, with Buyer or any such subsidiary.

           (e) Each Company and each Shareholder expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 9.4 and that Buyer, in addition to all other remedies under this Agreement, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. If Buyer must resort to the courts to enforce any of the covenants set forth in this Section 9.4, the term of such covenants will be extended for a period of time equal to the period of such breach (such extended period to commence on the later of (i) the date on which the original (unextended) term of such covenants would have terminated or (ii) the date of the final court order (without further right of appeal) enforcing such covenants).

           (f) Each Company and each Shareholder acknowledges and agrees that the covenants contained in this Section 9.4 are fair and reasonable in light of the consideration paid hereunder and in order to protect Buyer's investment in the Purchased Centers and the Businesses, and the invalidity or unenforceability of this provision, or any other or part of any other provision, of this Agreement shall not affect the other provisions or parts hereof. If any provision in this Section 9.4 is determined to be invalid or unenforceable by a court of competent jurisdiction,

(i) the Companies and Shareholders shall negotiate in good faith to provide Buyer with protection as nearly equivalent to that found to be invalid or unenforceable and (ii) the court making such determination shall have the power, and is directed by the parties, to reduce the area covered, the duration thereof or the scope thereof, so that the provision shall then be enforceable in its reduced form.

           (g) The Cash Closing Payment and Earn-Out shall serve as good and sufficient consideration for the obligations of the Companies for its obligations pursuant to this Section 9.4. In consideration of the covenants of the Shareholders under this Section 9.4, Buyer shall pay to the Shareholders an aggregate amount equal to $100,000, to be payable in equal monthly installments over the period of their obligations under Section 9.4(a) (i.e., in 60 monthly payments of $1,666.67).

     9.5 ACCESS TO RECORDS. Buyer shall give the Shareholders reasonable access to the historical financial records of the Companies included in the Purchased Assets for five years following the Closing Date for the purpose of preparing the tax returns of the Companies and such Shareholders during normal business hours and shall permit the Shareholders to make copies of such records at the expense of the requesting Shareholder. The Companies and the Shareholders shall give Buyer reasonable access to the Retained Records for five years following the Closing Date for all valid corporate purposes during normal business hours and shall permit Buyer to make copies of such records at Buyer's expense. No party shall destroy any of such records without the consent of the other party.

     9.6 REPRESENTATION LETTERS. The Companies and Shareholders acknowledges that Buyer is a publicly-held company, subject to the reporting provisions of
Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and that Buyer may be required by the Act and the rules and regulations of the Securities and Exchange Commission ("SEC") to include audited financial statements of the Business for certain periods in reports filed by Buyer with the SEC under the Act and in registration statements filed with the SEC under the Securities Act of 1933, as amended (the "1933 ACT"). The Companies and Shareholders will use their best efforts, at Buyer's request, to assist Buyer after Closing to obtain audited financial statements for those periods, such efforts to include but not be limited to, cooperating by signing customary representation letters required by Buyer's independent auditors. The cost of obtaining audited financial statements shall be paid by Buyer.

     9.7 POST-CLOSING COVENANTS OF BUYER. Subsequent to the Closing and until the end of the Earn-Out Period, (a) Buyer will cooperate with Linda Nash (i) to develop the business of the Purchased Centers and (ii) to operate all of the Purchased Centers in a good and businesslike manner consistent with past business practices and (b) Buyer will not change the name or curriculum of any of the Purchased Centers without the approval of Linda Nash. If Buyer exercises renewal rights under any of the Leases, it will make a good faith request of the landlord to release the Companies of their liability under such Lease.

     9.8 PERMITS AND LICENSES. From and after Closing and continuing for a period of three months thereafter, the Companies will allow, to the extent allowable under applicable law, Buyer to operate the Purchased Centers under existing child care licenses and permits of the Companies. Buyer will indemnify and hold harmless the Companies and their respective officers, directors and shareholders against and in respect of any and all Damages which any of them may suffer, incur or become subject to under such licenses and permits of the Companies as a result of Buyer's operation of the Purchased Centers after the Closing, except to the extent that any such Damages are due to (i) wrongful actions of Linda Nash personally (i.e., not actions imputed from employee actions) or (ii) any condition or state of events the existence of which constitutes a breach of the Companies' representations and warranties hereunder.

10.  INDEMNIFICATION.

     10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements made by a party in this Agreement or in any schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing, and each party hereto shall be entitled to rely upon the representations and warranties of the other parties notwithstanding any investigation conducted before or after the Closing Date or the decision of any party to complete the Closing.

     10.2 INDEMNIFICATION BY THE COMPANIES AND SHAREHOLDERS. The Companies and the Shareholders shall, jointly and severally, indemnify and hold harmless Buyer and its officers, directors and shareholders against and in respect of any and all losses, costs, expenses, claims, damages, obligations or liabilities (including interest, penalties, reasonable legal and paralegal fees and expenses, and all other costs and expenses incurred in investigating any of the foregoing or preparing for or defending any proceeding, commenced or threatened, incident to the foregoing or to the enforcement of this Agreement) (collectively, "DAMAGES") which Buyer or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of:

           (a) any inaccuracy in or breach of any representation or warranty of any Company or any Shareholder made in or pursuant to this Agreement or any Sellers' Transaction Document;

           (b) any material breach or nonfulfillment of any covenant or obligation of any Company or any Shareholder contained in this Agreement or any Sellers' Transaction Document;

           (c) all liabilities of the Companies for or with respect to any Taxes for which returns are filed (whether or not reserved against or contested) for taxable periods up to and including the Closing Date; and

           (d) the Companies' failure timely to pay the Excluded Liabilities.

     10.4 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless the Companies and their respective officers, directors and shareholders against and in respect of any and all Damages which the Companies or their respective officers, directors and shareholders may suffer, incur or become subject to arising out of, based upon or otherwise in respect of :

           (a) any inaccuracy in or breach of any representation or warranty of Buyer made in or pursuant to this Agreement or any Buyer's Transaction Document;

           (b) any material breach or nonfulfillment of any covenant or obligation of Buyer contained in this Agreement or any Buyer's Transaction Document;

           (c) Buyer's failure timely to pay the Assumed Liabilities.

     10.4  PROCEDURES RELATING TO INDEMNIFICATION.

           (a) In order for a party (the "INDEMNIFIED PARTY") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any individual, entity or governmental authority against the indemnified party (a "THIRD PARTY CLAIM"), such indemnified party must notify the other party (the "INDEMNIFYING PARTY") in writing of the Third Party Claim within 45 days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent (and only to the extent) the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim. (For purposes of this Section 10.4, the Companies jointly and severally shall be considered to be one party (represented by Companies' Agent, as provided below) and Buyer being the other party.)

           (b) The indemnifying party will be entitled to participate in the defense of a Third Party Claim made against an indemnified party and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided that, with respect to such assumption, (i) such counsel is not reasonably objected to by the indemnified party and (ii) the indemnifying party first admits in writing its obligation hereunder to the indemnified party to indemnify the indemnified party with respect to the claim and notifies the indemnified party of its intention to assume such defense within 30 days of receipt of notice of a Third Party Claim. If the indemnifying party does not timely give written notice of its intention to assume control in the defense of any Third Party Claim, or, after giving such notice, fails to do so, the indemnifying party shall be bound by the results obtained by the indemnified party with respect to such claim. If the indemnifying party does timely give such notice, the indemnified party (x) will cooperate in all reasonable respects with the indemnifying party in connection with such defense, (y) will not admit any liability with respect to, or settle, compromise or discharge any Third Party Claim without the indemnifying party's prior written consent and (z) will agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim, which does not obligate the indemnified party to take or forbear to take any action, and which would not, in the case Buyer is the indemnified party, adversely affect the business, operations or properties of Buyer or its subsidiaries. If the indemnifying party assumes the defense of any Third Party Claim as provided above, the indemnified party shall be entitled to participate in (but not control) such defense with its own counsel and at its own expense. An indemnifying party who does not assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.

           (c) Anything contained in this Agreement to the contrary notwithstanding, no Company shall be entitled to assume the defense of any Third Party Claim (and shall be liable for counsel's fees and expenses incurred by Buyer in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Buyer which Buyer reasonably determines would, if successful, adversely affect the business, operations or properties of Buyer and its subsidiaries; provided, however, that if such equitable relief portion of the Third Party Claim can be separated from any related claim for money damages (such determination to be made solely by Buyer, after conferring with its outside counsel), the Companies shall be entitled to assume the defense of the portion relating to money damages.

     10.5  LIMITATION.

           (a) All claims for breach of any representation or warranty made by any party must be asserted prior to the second anniversary of the Closing Date, and no party shall be entitled to indemnity hereunder or other relief for any such claims asserted after that date; provided, however, that in the case of income or other tax claims and claims relating to environmental matters, notice may be given within the period of the applicable statute of limitations. This
Section 10.5 shall not impose any time limitation on the assertion of claims for indemnification (x) otherwise than under Sections 10.2(a) and 10.3(a) or (y) with respect to the breach of any of representation and warranty if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading.

           (b) No claims under Section 10.2(a) or in respect of Excluded Liabilities which are alleged by third parties but not valid shall be made until and unless there are aggregate Damages in respect thereof equal to at least $27,500.

           (c) The liability of the Companies and Shareholders for breaches of the Companies' representations and warranties under Section 5.28 and for Excluded Liabilities relating to child or sexual abuse, in each case of which the Companies do not have knowledge, shall be limited as follows:

               (i) The Companies shall only be responsible for Third Party Claims (and related expenses, including reasonable legal and paralegal fees and expenses, and all other costs and expenses incurred in investigating any of the foregoing or preparing for or defending any proceeding, commenced or threatened, incident to the foregoing or to the enforcement of this indemnification obligation) and not for consequential damages (such as loss of enrolled children or the increased cost of raising capital due to a reduction in Buyer's stock price);

               (ii) Buyer shall be responsible for the payment of Buyer's legal and paralegal fees and expenses relating to the assertion of any defenses which are applicable to Buyer but not to the Companies or the Shareholders (such as the assertion of the defense that a third party cannot proceed against Buyer because Buyer is not a transferee of the liabilities of the Companies);

               (iii) Such liability shall terminate if and when all Companies assign to Buyer the benefits under the insurance policies described on SCHEDULE
10.5 if such insurance policy will afford to Buyer the same protection for events occurring prior to the Closing Date as such insurance policy afforded to the Companies prior to such assignment; and

               (iv) The Companies and Shareholders shall not be obligated to indemnify for any Damages relating to acts occurring after the Closing Date even if committed by a person who was employed by the Companies.

           (d) Buyer's right to recover Damages under this Section 10 shall be limited to the amounts set forth on Schedule D opposite the name of the Purchased Center or Centers to which such Damages relate.

     10.6 REMEDIES NOT EXCLUSIVE. The indemnification obligations contained in this Section 10 are not intended to waive or preclude any other claims, rights or remedies which may exist at law (whether statutory or otherwise) or in equity with respect to the matters covered hereby.

     10.7 COSTS AND EXPENSES. Any and all costs and expenses (including, without limitation, all legal, accounting and financial advisory fees) incurred by the Shareholders or any Company in connection with the negotiations leading up to and performance under this Agreement shall be borne by the Shareholders and the Companies and shall be paid by them on or before the Closing Date. If any cost or expense is not so paid and is paid by Buyer, the Companies and the Shareholders shall promptly reimburse Buyer for any such expenses so paid.

     10.8 RIGHT OF OFFSET. Buyer shall have the option of offsetting against its obligations to deliver the Earn-Out or payments under Section 9.4 all or any part of damages Buyer may suffer upon ten days prior written notice to the Companies' Agent (which such offset amount shall be credited against any indemnification to which Buyer is entitled under Section 10.3). If, upon Buyer's exercise of this right of offset, the Companies' Agent disputes the amount being offset in a notice delivered to Buyer by the Companies' Agent, Buyer shall immediately deposit the disputed amount into escrow pending resolution of the dispute.

11.  INVESTMENT REPRESENTATIONS AND COVENANTS OF SHAREHOLDERS.

     11.1 Each Company understands that the issuance of the Promissory Notes will not be registered under the 1933 Act, or qualified under any state securities laws on the basis that the issuance of the Promissory Notes is exempt from registration pursuant to Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act ("REGULATION D") and from qualification pursuant to Section 13.1-514B(13) of the Virginia Securities Act and Rule 503 thereunder, and that the reliance of Buyer on such exemptions is predicated in part on the Companies' representations, warranties, covenants and acknowledgments set forth in this Section.

     11.2  Each Company hereby represents and warrants to Buyer that:

           (a) the Promissory Notes will be acquired by such Company for its own account, not as a nominee or agent, for investment and without a view to resale or other distribution within the meaning of the 1933 Act and the rules and regulations thereunder, and such Company will not distribute any portion of the Promissory Notes in violation of the 1933 Act or any state securities laws;

           (b) it understands that:

               (i) the Promissory Notes are not registered under the 1933 Act and must be held indefinitely by such Company unless the Promissory Notes are subsequently registered under the 1933 Act (in accordance with the provisions of Section ? or otherwise) or an exemption from registration is available;

               (ii) Rule 144 promulgated under the 1933 Act will not be available for use by such Company for resale of the Promissory Notes, and Buyer is not obligated to register any sale, transfer or other disposition of the Promissory Notes; and

               (iii) the Promissory Notes issuable to such Company will contain a restrictive legend noting the restrictions on transfer described herein and under federal and applicable state securities laws; and

           (c) such Company acknowledges receipt of the SEC Reports and confirms and acknowledges that: (i) Buyer has afforded such Company the opportunity to ask questions of and receive answers from Buyers' officers and directors concerning the business and financial condition of Buyer and such Company's investment in Promissory Notes and to obtain such additional information as such Company has desired, and (ii) such Company has availed itself of such opportunity to the extent it deems necessary and has received the information requested;

           (d) each of the holders of capital stock of such Company has a net worth (or joint net worth with such person's spouse) equal to at least $1,000,000 and, accordingly, such Company is an "accredited investors" as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act.

           (e) such Company's knowledge and experience in financial and business matters are such that such Company is capable of evaluating the merits and risks of its acquisition of the Promissory Note to be delivered to such Company as contemplated by this Agreement.

     11.3 In order to ensure compliance with the foregoing provisions, each Company agrees that, after the Closing, he or she will not sell, transfer or otherwise dispose of any of the Promissory Notes or any interest therein without there first having been compliance with either of the following conditions:

           (a) Buyer shall have received a written opinion of counsel in form and substance reasonably satisfactory to Buyer, or a copy of a "no-action" or interpretive letter of the Commission, specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any of the provisions of the 1933 Act and the rules and regulations promulgated thereunder and any applicable state securities laws; or

           (b) Buyer shall have received an opinion from its own counsel to the effect that the proposed transfer will not be in violation of any of the provisions of the 1933 Act and the rules and regulations promulgated thereunder and any applicable state securities laws.

12.  REPRESENTATION OF SHAREHOLDERS BY COMPANIES' AGENT.

     12.1  APPOINTMENT OF COMPANIES' AGENT.

           (a) Each of the Shareholders (herein called the "REPRESENTED SHAREHOLDERS") hereby irrevocably appoints Linda Nash (herein called the "COMPANIES' AGENT") as such Represented Shareholders' agent and attorney-in-fact to take any action required or permitted to be taken by such Represented Shareholder under the terms of this Agreement, including, without limitation, the execution, delivery and receipt of any notices, certificates or other documents to be executed, delivered or received by or on behalf of any or all of the Represented Shareholders, the payment of expenses relating to the transactions contemplated by this Agreement, the representation of the Represented Shareholders in the resolution of any disputed matters hereunder and in indemnification proceedings hereunder, and the right to waive, modify or amend any of the terms of this Agreement. Each Represented Shareholder agrees to be bound by any and all actions taken by the Companies' Agent on such Represented Shareholder's behalf.

           (b) Buyer shall be entitled to rely exclusively upon any communications given by the Companies' Agent on behalf of any Represented Shareholder and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon actions taken or not taken or communications made by the Companies' Agent. Buyer shall be entitled to disregard any notices or communications given or made by Represented Shareholders unless given or made through the Companies' Agent, except as provided in Section 12.2.

     12.2 SUCCESSOR AGENT. In the event of the death or resignation of the Companies' Agent or her inability to perform her functions hereunder, the Represented Shareholders shall promptly appoint a new agent or agents as attorney-in-fact or attorneys-in-fact, and such appointment or appointments shall be deemed to have been made when communicated to the Buyer in writing signed by the former holders (or the personal representatives thereof) of at least 51% of the Nobel Shares owned by Represented Shareholders immediately prior to the Closing Date. If the Represented Shareholders do not within fifteen days appoint a new agent or agents, then the Represented Seller then living who previously owned the greatest number of Nobel Shares outstanding immediately prior to the Closing Date shall serve as Companies' Agent if he or she is able and willing to do so, until a successor agent or agents shall have been appointed in accordance with the provisions hereof.

     12.3 SHAREHOLDERS' ACTIONS. The manner and form by which the Represented Shareholders shall decide upon any new agent and attorney-in-fact shall be decided solely by the former holders (or the personal representatives thereof) of at least 51% of the Nobel Shares owned by Represented Shareholders outstanding immediately prior to the Closing Date. The Represented Shareholders recognize, and hereby acknowledge, that the Companies' Agent has an interest in the subject matter of this Agreement and that the appointment of such Agent (which shall include any person who becomes the Companies' Agent pursuant to the provisions of Section 12.2) as the Companies' Agent constitutes an irrevocable power-of-attorney coupled with an interest.

13.  MISCELLANEOUS.

     13.1 COSTS AND EXPENSES. Except as expressly otherwise provided in this Agreement, Buyer shall bear its own costs and expenses and the Companies and Shareholders shall bear all of the costs and expenses of the Companies and Shareholders in connection with this Agreement and the transactions contemplated hereby.

     13.2 LITIGATION. Should any party default in performance of any of the terms and conditions of this Agreement or any other agreement referred to herein which results in the filing of a lawsuit for damages, specific performance or other remedy, the prevailing party in such lawsuit shall be entitled to its reasonable attorneys' fees and court costs from the losing party.

     13.3 ASSIGNMENT AND BENEFIT. No party shall assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon the parties and the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

     13.4 SCHEDULES AND EXHIBITS. Any and all schedules and exhibits referenced or incorporated herein are deemed to be a part of this Agreement and are binding and enforceable as to any terms contained therein. The submission of any information on a schedule or on an exhibit shall constitute a representation by the party providing such schedule or exhibit of the truth, correctness and completeness of all information set forth therein. In the event of any inconsistency between the statements made in the body of this Agreement and those contained on a schedule (other than an expressed exception to a specifically-identified statement), those in this Agreement shall control.

     13.5 EFFECT AND CONSTRUCTION OF THIS AGREEMENT. This Agreement and the exhibits and schedules hereto embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. The captions are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement. Wherever the context may require, any pronouns used herein shall be deemed also to refer to the corresponding singular, plural, masculine, feminine or neuter form.

     13.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which counterparts together shall be deemed to be one and the same instrument.

     13.7 COOPERATION. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

     13.8 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to be properly given if transmitted by messenger, overnight courier service, first class certified mail (return receipt requested) or telecopy (which is confirmed), in each case postage or other charges prepaid, addressed to the other party at the address shown below. Any party may change such address by notice given in such manner. All notices shall be effective (i) if sent by messenger or overnight courier service, when delivered, (ii) if sent by mail, three days after posting, and
(iii) if sent by telecopy, when sent (provided that, if sent by telecopy, a duplicate copy thereof is sent by mail by the following day).

            If to Buyer:

                   Nobel Education Dynamics, Inc.
                   Rose Tree Corporate Center II
                   1400 North Providence Road
                   Suite 3055
                   Media, PA 19063
                   Attn: Chief Executive Officer

                   Telecopier: (610) 891-8200

            with a copy to:

                   Nobel Education Dynamics, Inc.
                   Rose Tree Corporate Center II
                   1400 North Providence Road
                   Suite 3055
                   Media, PA 19063
                   Attn: General Counsel

                   Telecopier: (610) 891-8200

            If to any Company or Shareholder:

                   Ms. Linda Nash
                   10006 Stonemill Road
                   Richmond, VA

            With a copy to:

                   Cantor, Arkema & Edmonds
                   The First National Bank Building
                   823 East Main Street
                   Richmond, VA  23204-0561
                   Attn:  Steven Edmonds, Esq.

                   Telecopier:  (804) 225-8706

     13.9 AMENDMENT, WAIVER, DISCHARGE, ETC. This Agreement may not be released, discharged, abandoned, amended, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized officers or representatives (which, in the case of each Company and each Shareholder, shall include Companies' Agent). The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     13.10 SEVERABILITY. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

     13.11 NUMBER OF DAYS. Except as otherwise provided herein, in computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

     13.12 NO THIRD PARTY BENEFICIARIES. The agreements included herein, and otherwise made between the parties hereto as part of this transaction, are solely the obligation of, and for the benefit of, the parties hereto, and there shall be no third party beneficiary of any of the warranties, representations or covenants made in this Agreement or any of the other agreements between the parties hereto as part of this transaction.

     13.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to that Commonwealth's conflict of laws provision.

     13.14 FORUM SELECTION CLAUSE. The exclusive venue of the resolution of any dispute arising from the provisions of this Agreement shall lie with any court of competent jurisdiction in the city of Richmond, Virginia.

     13.15 DEFINITION OF "COMPANIES' KNOWLEDGE". As used herein, the phrase "to the Companies' knowledge" (or similar phrases) shall mean the actual knowledge of Linda Nash, Stephen Nash, Rod Kennedy or Robin Smith.

     In Witness Whereof, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first above written.

                        COMPANIES:

                                Stony Point Learning Center, Inc.



                                By:_____________________________
                                     Linda Nash, President

                                School's Out, Inc.



                                By:_____________________________
                                     Linda Nash, President

                                Cascades Childcare, Inc.



                                By:_____________________________
                                     Linda Nash, President

                                Pump Road Child Care, Inc.



                                By:_____________________________
                                     Linda Nash, President

                        SHAREHOLDERS:


                                ________________________________
                                Linda Nash


                                ________________________________
                                Stephen Nash


                        BUYER:

                                Nobel Education Dynamics, Inc.



                                By:_____________________________
                                   John R. Frock
                                   Executive Vice President

                                   SCHEDULE A

                               PURCHASED CENTERS
                               -----------------

Treetops Children's Center
          8006 Discovery Drive, Richmond, VA (owned and operated by Treetops)

Stony Point Learning Center
          3039 Stony Point Rd., Richmond, VA (owned and operated by Stony Point)

Cascades Children's Center
          Logan Way, Loudoun, VA (owned and operated by Cascades)

Children's Castle Learning Center
          2920 Pump Road, Richmond, VA (owned and operating by Pump Road)

                                   SCHEDULE B

                       ALLOCATION OF CLOSING CASH PAYMENT
                       ----------------------------------

Company                              Allocable Portion of Closing Cash Payment
Stony Point Learning Center, Inc.                                   $  836,146

School's Out, Inc.                                                  $  577,104

Cascades Childcare, Inc.                                            $1,247,899

Pump Road Child Care, Inc.                                          $  538,850

Total                                                               $3,200,000

                                   SCHEDULE C

                EXISTING LOCATIONS OF BUYER IN NORTHERN VIRGINIA
                ------------------------------------------------


The Town & Country School of Vienna
9525 Leesburg Pike
Vienna, VA 22182


Rocking Horse Child Care Center
4401 Roger Stover Drive
Fairfax, VA 22033


Rocking Horse Child Care Center
13501 Braddock Road
Clifton, VA 22024


Rocking Horse Child Care Center
6210 Multiplex Drive
Centreville, VA 22020

                                   SCHEDULE D

                LIMITATIONS ON INDEMNIFICATION UNDER SECTION 10
                -----------------------------------------------

--------------------------------------------------------------------------------------
Purchased Center                        Allocable Portion of Closing Cash Payment
--------------------------------------------------------------------------------------
Stony Point Learning Center             $874,510 plus 27.33% of the Earn-Out Payment
                                        plus the Remainder Amount
--------------------------------------------------------------------------------------
Treetops Children's Center              $784,112 plus 24.50% of the Earn-Out Payment
                                        plus the Remainder Amount
--------------------------------------------------------------------------------------
Cascades Children's Center              $670,470 plus 20.95% of the Earn-Out Payment
                                        plus the Remainder Amount
--------------------------------------------------------------------------------------
Children's Castle Learning Center       $870,908 plus 27.22% of the Earn-Out Payment
                                        plus the Remainder Amount
--------------------------------------------------------------------------------------

For the purposes hereof, the "REMAINDER AMOUNT" shall equal that portion of the Promissory Note and Buyer's payment under Section 9.4 which, as of the date of Buyer's making a claim, remains unpaid and has not previously been made the subject of a claim by Buyer. Notwithstanding the foregoing, if a claim ("NEW CLAIM") is not allowed because the limitations on indemnification under Section 10 as set forth above has been reached based on the amount of previously made claims ("PRIOR CLAIMS"), but one or more of such Prior Claims are ultimately determined not to be payable by the Companies and Shareholders ("DISALLOWED CLAIMS"), then the New Claim will be allowed to the extent that it would have been allowed on the date notice was made of the New Claim had the Disallowed Claims never been made.

                                                                       EXHIBIT A

                       See Exhibit 4.1 to this Form 8-K.

                                                                     [EXHIBIT B]

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is dated as of February 2, 1996 by and between Linda Nash, an individual residing in Richmond, Virginia ("Consultant") and Nobel Education Dynamics, Inc. (the "Company"), a Delaware corporation.

                                   BACKGROUND
                                   ----------

     Consultant is a substantial shareholder of, and chief executive officer and chief operating officer of the businesses conducted by, Stony Point Learning Center, Inc., School's Out, Inc., Cascades Childcare, Inc., Pump Road Child Care, Inc. and Loudoun Children's Center, Inc. Pursuant to certain agreements dated the date hereof (the "Agreements"), the Company is today acquiring the businesses run by such corporations (the "Centers"). Consultant has intimate knowledge of the business affairs, policies, methods and personnel of such businesses. Because of such knowledge of Consultant, and the decreased value of the businesses being purchased that would result if Consultant were not to be retained by the Company, as a condition to the closing of the Agreements, the Company is requiring that Consultant enter into this Consulting Agreement to assure the Company of Consultant's continued availability in a consulting capacity for the Company after the closing of the Agreements. Also, pursuant to the Agreements, Earn-Outs (as defined in the Agreements), the amounts of which depend on the results of operations of the Centers during the term of this Agreement, are payable as additional consideration under the Agreements. Accordingly, Consultant desires to assure that she will have sufficient authority and involvement in respect of the conduct of the operations of the Centers during the term of this Agreement to enable her to maximize the amount of the Earn-Outs.

     Now, Therefore, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                                   AGREEMENT
                                   ---------

     1.   Retention.  Subject to the terms and conditions hereinafter set forth,
          ---------
the Company hereby retains Consultant, who hereby accepts such retention, to serve as a business consultant, for the term and at the compensation and benefits hereinafter stated.

     2.   Term. The initial term of this Agreement shall commence on the date
          ----
hereof and shall continue for a period of one year.

     3.   Duties; Authority.
          -----------------

          3.1 As a consultant to the Company, Consultant will provide "consulting services" to the Company for the term above set forth. For purposes of this Agreement, the term "consulting services" shall mean the rendering of consulting and advisory services, from time to time, on behalf of the Company with respect to the Centers regarding such matters as are from time to time agreed upon by the Company and Consultant; provided that Consultant will spend such time as is necessary to continue operating the Centers as they have been operated in the past.

Consultant will render such consulting services within the state of Virginia, except that, at the Company's request, Consultant will travel to or near the Company's corporate headquarters in Media, Pennsylvania up to two days per month.

     3.2 During the term of this Agreement, in connection with Consultant's performance of her duties hereunder, Consultant will have the primary authority to conduct the operations of the Centers, with the mutual goal of maximizing the earnings attributable to the Centers; provided that, except as provided below, the Company shall have overall authority with respect to such matters. The scope of Consultant's authority will include, without limitation, the authority to hire personnel and to dismiss personnel (subject to obtaining approval of dismissals by the Company's corporate counsel). Notwithstanding the foregoing, without the approval of the Company, Consultant will not, and will instruct employees at the Centers not to:

          (a) make any purchase or any other expenditure that is not expensed during 1996, except for expenditures none of which individually equals more than $2,000 and which do not in the aggregate equal more than $25,000;

          (b) enter into any contract which by its terms continues or which may be renewed by any party for a period extending beyond December 31, 1996, unless such contract is terminable by the Company at will upon not more than 30 days' notice to the other party;

          (c)  sell any asset;

          (d)  borrow any monies on behalf of or for the benefit of the Company;

          (e) adjust the compensation of any person in an amount of adjustment exceeding 5% of such person's compensation as of the date hereof or hire any new employee unless such employee replaces a departed employee and the compensation of the new employee does not exceed the departed employee's compensation by more than 5%; provided that Consultant may effect a greater increase if (i) Consultant notifies one of the officers designated by the Company for such purpose (who shall initially be A. J. Clegg and John Frock and must always consist of at least two persons) and (ii) prior to the end of the second business day following such notice from Consultant, the Company has not notified Consultant that it objects to such increase.

          (f) enter into any contract, lease or other commitment or transaction involving or affecting Consultant, any affiliate or relative of Consultant or any entity in which Consultant or any such affiliate or relative has a direct or indirect interest;

          (g)  speak or contact any persons regarding investment in the Company;
or

          (h)  change the name of any of the Centers.

Notices under paragraph (e) above may be oral and shall not be subject to
Section 11.2.

     4.   Compensation.  As compensation and consideration for Consultant's
          ------------
services and responsibilities under this Agreement, the Company will pay Consultant, and Consultant will accept, compensation at the annual rate of $60,000. Such compensation shall be payable bi-weekly. The Company shall not be required to provide Consultant with any other payments or benefits for her services hereunder, except that, if Adjusted EBITDA (as defined in the Agreements) of the Centers during the Earn-Out Period (as defined in the Agreements) under both Agreements equals an aggregate of at least $1,228,232, the Company will grant to Consultant on the Earn-Out Payment Date (as defined in the Agreements) an option to purchase 10,000 shares of common stock of the Company (such number of shares being subject to adjustment to reflect any stock dividend, stock split, share combination or similar change in the capitalization of the Company) at an exercise price equal to the price of such stock on the date of grant, which option shall be exercisable for a period of five years from the date of grant and shall be in the form of EXHIBIT A hereto.

     5.   Reimbursement of Expenses.  During the period that Consultant is
          -------------------------
retained hereunder, Consultant will be allowed reasonable business expenses in connection with the performance of her duties hereunder (including travel expenses to and from the Company's headquarters or at the Company's request) upon submission by Consultant of vouchers or itemized statements thereof prepared in compliance with such rules relating thereto as the Company may from time to time adopt (which rules shall include the requirement that Consultant submit all expenses to the Company's Controller for processing) and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code and the rules and regulations adopted pursuant thereto now or hereafter in effect.

     6.   Additional Activities on Behalf of the Company.  The Company and
          ----------------------------------------------
Consultant believes that it would be in their mutual best interest for the Company to engage Consultant to locate potential sites for additional centers and to negotiate leases for sites selected. Accordingly, the Company and Consultant will negotiate in good faith terms of engagement pursuant to which the Company engages Consultant to perform such consulting services, which services would be in addition to those which Consultant is committed to perform hereunder and for additional consideration. The parties contemplate that such consulting relationship will continue beyond the termination of this Agreement. Notwithstanding the above, the Company shall pay to Consultant an amount equal to 3% of the purchase price of (i) the Centreville property, (ii) the Ashburne property or (iii) any other child care or school development sites located by Consultant, if the Company acquires any such site. Such payment shall be made at the closing of such acquisitions.

     7.   Termination by the Company.
          --------------------------

          7.1 Notwithstanding Section 2, upon written notice to Consultant, the Company may terminate Consultant's retention at any time, upon the occurrence of any of the following events:

               (a) Consultant becomes, in the Company's reasonable judgment, "disabled," which term shall mean Consultant's becoming disabled or incapacitated, due to illness, accident or any other physical or mental incapacity, to the extent that she cannot perform adequately her duties hereunder.

               (b) The Company determines in its reasonable judgement that there is "cause," which shall mean Consultant's (i) dishonesty detrimental to the best interest of the Company or any of its affiliates, (ii) continuing inattention to, neglect of, or refusal to perform the duties to be performed by Consultant described in this Agreement, which inattention is not the result of illness or accident, (iii) participation in any fraud, (iv) commission of any misdemeanor involving moral turpitude or any felony, (v) habitual intoxication or drug addiction or (vi) any other material violation of this Agreement.

The Company shall specify the effective date of termination in its notice to Consultant. Notwithstanding the foregoing, if the Company desires to invoke its right to terminate for cause under clause (ii), (iv) or (vii) of this Section 7.1(b), it must first give Consultant written notice specifying in reasonable detail the circumstances on which the Company is relying for such termination and Consultant must have failed to remedy the same with 15 days after the date of such notice.

          7.2 In the event of termination of Consultant's retention by the Company (including by reason of Consultant's death), Consultant shall be entitled to receive the compensation set forth in Section 2 accrued but unpaid as of the date of termination. Under no circumstances shall Consultant thereafter be entitled to any compensation for her services hereunder, except as set forth in this Section 7.2, including without limitation any severance pay or termination indemnity.

     8.   Representations and Warranties.  Consultant represents and warrants to
          ------------------------------
the Company that her execution and performance of this Agreement will not conflict with, or result in a breach of, any other agreements to which she is a party or any employment relationships or other fiduciary duties she may have. Consultant will indemnify and hold harmless the Company from any claims, liabilities, damages, costs or expenses (including legal fees) resulting from third-party claims of any such conflict or breach.

     9.   Nondisclosure of Confidential Information.
          -----------------------------------------

          9.1 Consultant shall not, during the term of this Agreement or at any time for a period of five years following termination of this Agreement, disclose, directly or indirectly, to any person or entity, other than an employee of Consultant, without the express authorization of the Company in each such instance, any customer or client list, pricing strategies, customer, client or employee files or records, properties data or trade secrets or any financial or other information of the Company or any of its subsidiaries or affiliates not in the public domain.

          9.2 All confidential information described in Section 9.1 shall be the exclusive property of the Company, and Consultant shall use her best efforts to prevent any publication or disclosure thereof. Upon termination of Consultant's employment with the Company, Consultant shall return to the Company all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in her possession or control.

          9.3 The provisions of this Section 9 shall survive the termination, for any reason, of this Agreement and shall continue for the period contemplated by this Section 9 and Section 10.

          9.4 Consultant expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this
Section 9 and that the Company, in addition to all other remedies under this Agreement, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. If Consultant must resort to the courts to enforce any of the covenants set forth in this Section 9, the term of such covenants will be extended for a period of time equal to the period of such breach (such extended period to commence on the later of (a) the date on which the original (unextended) term of such covenants would have terminated or (b) the date of the final court order (without further right of appeal) enforcing such covenants).

     10   No Employee Relationship.  Consultant and the Company agree that
          ------------------------
Consultant shall be treated for all purposes as an independent contractor and nothing hereunder shall be considered to create an employment relationship between Consultant and the Company. Consultant shall not be entitled to receive any employee benefits. The Company shall not control the day-to-day activities of Consultant or provide her with detailed instructions as to when, where and how she is to perform her work. The Company shall provide no training to Consultant. No set hours or work shall be established for Consultant, and it is not contemplated that she will be required to devote substantially full-time to her work hereunder. Consultant shall not be required to work on the premises of the Company or the Centers except as necessary to accomplish the purposes of Consultant's services hereunder. Consultant may perform her services hereunder in whatever order and sequence she deem appropriate. The Company shall not be required to furnish Consultant with any tools and materials. Except as prohibited by Section 9 hereof or other agreements with the Company, Consultant shall be permitted to work for any other persons and the parties hereto contemplate that Consultant will make her services available to the general public.

     11   Miscellaneous.
          -------------

          11.1 Waiver of Breach.  The waiver by the Company of a breach of any
               ----------------
provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant of such or any other provision.

          11.2 Notices.  All notices and other communications required or
               -------
permitted hereunder shall be in writing and shall be deemed to be properly given if transmitted by messenger, overnight courier service, first class certified mail (return receipt requested) or telecopy (which is confirmed), in each case postage or other charges prepaid, addressed to the other party at the address shown below. Any party may change such address by notice given in such manner. All notices shall be effective (i) if sent by messenger or overnight courier service, when delivered, (ii) if sent by mail, three days after posting, and
(iii) if sent by telecopy, when sent (provided that, if sent by telecopy, a duplicate copy thereof is sent by mail by the following day).

          If to Buyer:

               Nobel Education Dynamics, Inc.
               Rose Tree Corporate Center II
               1400 North Providence Road
               Suite 3055
               Attn: Chief Executive Officer

               Telecopier: (610) 891-8200

          with a copy to:

               Nobel Education Dynamics, Inc.
               Rose Tree Corporate Center II
               1400 North Providence Road
               Suite 3055
               Attn: General Counsel

               Telecopier: (610) 891-8200

          If to any Consultant:

               Ms. Linda Nash
               10006 Stonemill Road
               Richmond, VA 23233

          With a copy to:

               Cantor, Arkema & Edmonds
               The First National Bank Building
               823 East Main Street
               Richmond, VA  23204-0561
               Attn:  Steven Edmonds, Esq.

               Telecopier:  (804) 225-8706

         11.3  Severability.  If any term or provision of this Agreement or the
               ------------
application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

         11.4  Governing Law.  The implementation and interpretation of this
               -------------
Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Virginia.

         11.5  Binding Effect and Assignability.  The rights and obligations of
               --------------------------------
both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns, but shall not be assigned without the written consent of both parties.

         11.6  Entire Agreement. This instrument constitutes the entire
               ----------------
agreement with respect to the subject matter hereof between the parties hereto and replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto. This Agreement may only be modified by an agreement in writing executed by both Consultant and the Company.

         11.7  Enforcement. In the event that it is necessary for either party
               -----------
to incur any costs and expenses in the enforcement of any of the terms and provisions of this Agreement in a court of law or equity, the non-prevailing party shall forthwith pay to the prevailing party any and all costs and expenses thereby incurred including, but not limited to, reasonable attorney's fees and court costs.

     IN WITNESS WHEREOF, the undersigned have executed this Consulting Agreement the date and year written above.

                                        Nobel Education Dynamics, Inc.


                                        By:___________________________




                                        ______________________________
                                        Linda Nash

                                                                       EXHIBIT A


                         NOBEL EDUCATION DYNAMICS, INC.

                      Non-qualified Stock Option Agreement
                      ------------------------------------

     Non-qualified Stock Option Agreement dated as of _______, 199_ ("Agreement") between Nobel Education Dynamics, Inc., a Delaware corporation (the "Company"), and Linda Nash ("Consultant").

1.   Definitions
     -----------

     1.1 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     1.2 "Common Stock" means the Company's Common Stock, par value $0.001 per share.

     1.3  "Date of Exercise" means the date on which the notice required by
Section 4.1 hereof is received by the Company.

     1.4  "Date of Grant" means ______________, 199_.

     1.5 "Option" means the option granted hereunder. The Option hereby granted is a non-qualified stock option (i.e., not an "incentive stock option" within the meaning of section 422(b) of the Code).

     1.6 "Optioned Stock" means the shares of Common Stock that are subject to the Option.

     1.7 "Termination Date" means the fifth (5th) anniversary of the Date of Grant.

2.   Grant of Option.
     ---------------

     Subject to the terms and conditions of this Agreement, the Company hereby grants to Consultant the option to purchase _______ shares of Common Stock. The exercise price of the Option in respect of each share of Optioned Stock shall be $_______, subject to adjustment pursuant Section 9 hereof. Notwithstanding the foregoing, only full shares shall be issued hereunder, and any fractional share which might otherwise be issuable upon the exercise of the Option shall be forfeited.

3    Time of Exercise.
     ----------------

     The Option shall be exercisable from time to time following the Date of Grant through the Termination Date with respect to all or any portion of the Optioned Stock. The Option shall terminate absolutely at 5:00 p.m. New York City Time on the Termination Date.

4.   Manner of Exercise; Payment.
     ---------------------------

     4.1 Exercise of the Option shall be effected by giving written notice of exercise to the Company, in care of the Secretary of the Company. Any such notice shall state the number of shares of Optioned Stock for which the Option is being exercised and shall be accompanied by (a) payment in full of the exercise price for such shares of Optioned Stock and (b) a representation letter in the form of Attachment I hereto. Such notice shall be irrevocable once given.

     4.2 Consultant shall have the right to exercise the Option with respect to all or part of the Optioned Stock. Exercise of the Option with respect to part of the Optioned Stock does not waive or limit Consultant's rights with respect to the balance of the Optioned Stock.

     4.3 The exercise price for the Optioned Stock upon exercise shall be payable in cash or its equivalent.

5.   Nontransferability.
     ------------------

     The Option shall not be assignable or transferable by Consultant, otherwise than by will or by the laws of descent and distribution, and the Option shall be exercisable only by the Grantee; provided that in the event of Consultant's legal disability, the Option may be so exercised by Consultant's guardian or legal representative and in the event of Consultant's death, the Option may be so exercised by Consultant's estate, personal representative or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of Consultant. If Consultant is married at the time of exercise of the Option and if Consultant so requests at the time of exercise, the certificate or certificates issued shall be registered in the name of Consultant and Consultant's spouse, jointly, with right of survivorship.

6.   Securities Laws
     ---------------

     The Company may from time to time impose any conditions on the exercise of the Option as it deems necessary or advisable to ensure that the Option granted hereunder, and the exercise thereof, satisfy the applicable requirements of federal and state securities laws. Such conditions to satisfy applicable federal and state securities laws may include, without limitation, the partial or complete suspension of the right to exercise the Option or the printing of legends on certificates issued pursuant hereto representing the Optioned Stock.

7.   Issuance of Certificates for Shares
     -----------------------------------

     Subject to the provisions of this Agreement, the certificates for the shares of Common Stock issuable upon exercise of the Option shall be delivered to Consultant (or to such person entitled thereto in accordance with Section 5) as promptly after the Date of Exercise as is feasible, provided that the exercise shall not be complete, and the Company shall not be obligated to make such deliveries, until Consultant and the Company have arranged for the payment by Consultant to the Company, or the withholding from Consultant's other compensation, of an amount in cash equal to the amount of any tax required to be withheld by the Company by any applicable federal or state laws or regulations on account of such exercise. The Company may also condition delivery of shares of Common Stock upon the prior receipt from Consultant of any undertakings that it may determine are required to ensure that the certificates are being issued in compliance with federal and state securities laws.

8.   Rights Prior to Issuance of Certificates
     ----------------------------------------

     Neither Consultant nor the person to whom the rights of Consultant shall have passed by will or the laws of descent and distribution shall have any of the rights of a stockholder with respect to any shares of Optioned Stock until the date of the issuance to such person of certificates for such shares of Optioned Stock pursuant thereto.

9.   Certain Events
     --------------

     9.1 The number of shares of Common Stock subject to the Option (as well as the Option exercise price per share), shall be adjusted to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of the Company.

     9.2 In the event of a corporate transaction (as that term is described in section 424(a) of the Code and the Treasury Regulations issued thereunder as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), the Option shall be assumed by the surviving or successor corporation; provided, however, that upon the closing of such a corporate transaction, the Board of Directors of the Company may terminate all or a portion of the Option if (x) pursuant to the terms of such corporate transaction the holders of common stock of the Company receive cash in exchange for their shares of common stock of the Company and (y) Consultant is paid in cash an amount equal to the amount she would have received upon closing of such corporate transaction in exchange for all the shares of Optioned Stock less the exercise price which would have been payable by her in respect of such shares.

10   Miscellaneous
     -------------

     10.1 All notices and other communications hereunder shall be in writing and shall be transmitted by messenger, delivery service or certified first-class mail (in each case postage or cost of delivery prepaid) and shall be effective when delivered. The address for notices and other communications of (i) Employer is Rose Tree Corporate Center II, 1400 North Providence Road, Media, PA 19063, Attn: Corporate Secretary, and (ii) Consultant is 10006 Stonemill Road, Richmond, VA 23233. Either party may change its address for notice given notice to the other pursuant to this Section 11.1.

    10.2 This Agreement may be executed in two or more counterparts all of which taken together will constitute one and the same instrument.

    10.3 This Agreement shall be governed by the applicable Code provisions to the maximum extent possible; otherwise, the operation of, and the rights of Consultant under this Agreement shall be governed by applicable federal law and otherwise by the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


                                        Nobel Education Dynamics, Inc.


                                        By:____________________________________



                                        _______________________________________
                                        Linda Nash

                                                                    ATTACHMENT I



Nobel Education Dynamics, Inc.
1400 North Providence Road
Suite 3055
Media, PA 19063

Gentlemen:

     In connection with my proposed purchase of ___________ shares of Common Stock (the "Shares") of Nobel Education Dynamics, Inc., a Delaware corporation (the "Company"), by the undersigned Optionee ("Optionee") pursuant to the exercise of an option to purchase the Shares granted under a Non-Qualified Stock Option Agreement dated _____________, 1997, Optionee hereby agrees, represents and warrants as follows:

          (a) Optionee has received from the Company and has read to her satisfaction the current filings of the Company with the Securities and Exchange Commission.

          (b) Optionee understand that the issuance of the Shares will not be registered under the Securities Act of 1933, as amended (the "1933 Act"), or qualified under any state securities laws on the basis that the issuance of the Shares is exempt from registration pursuant to Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act ("Regulation D") and from qualification pursuant to applicable state securities laws, and that the reliance of the Company on such exemptions is predicated in part on Optionee's representations, warranties, covenants and acknowledgments set forth in this letter.

          (c) the Shares will be acquired by Optionee for her own account, not as a nominee or agent, for investment and without a view to resale or other distribution within the meaning of the 1933 Act and the rules and regulations thereunder, and Optionee will not distribute any of the Shares in violation of the 1933 Act or any state securities laws;

          (d)  Optionee understands that:

               (i) the Shares are not registered under the 1933 Act and must be held indefinitely by Optionee unless the Shares are subsequently registered under the 1933 Act or an exemption from registration is available;

               (ii) any routine sales of the Shares made under Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms and conditions of that Rule (which may include limits as to the amount which may be sold in specified periods) and that in such cases where Rule 144 is not applicable, registration or compliance with some other registration exemption will be required;

               (iii) Rule 144 is not presently, and for a period of at least two years following the purchase of the Shares probably will not be, available for use by Optionee for resale of the Shares;

               (iv) The Company is not obligated to register any sale, transfer or other disposition of the Shares; and

               (v) the certificates representing the Shares issuable to Optionee will contain a restrictive legend noting the restrictions on transfer described herein and under federal and applicable state securities laws, and appropriate "stop-transfer" instructions will be given to the Company's stock transfer agent; and

          (e) Optionee's financial situation is such that she can afford to bear the economic risk of holding the Shares for an indefinite period of time and suffer a loss of her investment in the Shares; and

          (f) Optionee's knowledge and experience in financial and business matters are such that she is capable of evaluating the merits and risks of its acquisition of the Shares as contemplated by this Agreement.

          (g) In order to ensure compliance with the foregoing provisions, after the issuance, Optionee will not sell, transfer or otherwise dispose of any of the Shares or any interest therein (unless such sale, transfer or disposition has been registered under the 1933 Act) without there first having been compliance with either of the following conditions:

               (i) the Company shall have received a written opinion of counsel in form and substance reasonably satisfactory to the Company, or a copy of a "no-action" or interpretive letter of the Commission, specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any of the provisions of the 1933 Act and the rules and regulations promulgated thereunder and any applicable state securities laws; or

               (ii) the Company shall have received an opinion from its own counsel to the effect that the proposed transfer will not be in violation of any of the provisions of the 1933 Act and the rules and regulations promulgated thereunder and any applicable state securities laws.


                                   Very truly yours,

                                   Optionee:

                                   ___________________________________
                                   Signature

                                   Name and address (type or print):

                                   ___________________________________

                                   ___________________________________

                                   ___________________________________

                                   ___________________________________

                                   Social Security number:

                                   ___________________________________

                                       3